UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2017
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 001-37702
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan

Audited Financial Statements
and Supplemental Schedules
Years Ended December 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of Amgen Retirement and Savings Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of Amgen Retirement and Savings Plan (the Plan) as of December 31, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2017 and 2016, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Schedules
The accompanying supplemental schedule of assets (held at end of year) and schedule of loans or fixed income obligations in default or classified as uncollectible as of December 31, 2017, and schedule of assets (acquired and disposed of within year) for the year then ended, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ ERNST & YOUNG LLP
We have served as the Plan’s auditor since at least 1989, but we are unable to determine the specific year.
Los Angeles, California
June 18, 2018

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31,
	2017	2016
Assets
Investments at fair value	$4,728,903,739	$3,975,857,253
Investments in fully benefit-responsive investment contracts at contract value	308,884,844	272,851,129
Notes receivable from participants	36,837,911	35,526,531
Other – principally due from broker	14,748,135	18,390,076
Total assets	5,089,374,629	4,302,624,989
Liabilities
Other – principally due to broker	25,568,208	22,975,289
Total liabilities	25,568,208	22,975,289
Net assets available for benefits	$5,063,806,421	$4,279,649,700
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31,
	2017	2016
Additions to (deductions from) net assets:
Employer contributions	$164,412,833	$153,202,093
Participant contributions	140,087,454	130,958,684
Rollover contributions	30,284,469	29,565,852
Interest and dividend income	47,722,759	48,143,585
Net realized/unrealized gains	682,360,724	254,079,547
Interest income on notes receivable from participants	1,599,902	1,477,046
Benefits paid	(272,747,355)	(317,622,135)
Investment and administrative fees	(9,564,065)	(8,770,925)
Net increase	784,156,721	291,033,747
Net assets available for benefits at beginning of year	4,279,649,700	3,988,615,953
Net assets available for benefits at end of year	$5,063,806,421	$4,279,649,700
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2017

1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985, and was most recently amended and restated effective January 1, 2017, and subsequently amended, with the most recent amendment adopted on March 23, 2018. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan, as amended and restated, is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 4, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $18,000 in 2017 and 2016. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $9,000 in 2017 and $8,500 in 2016. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan, and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $6,000 in 2017 and 2016. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions) up to a maximum of $13,500 in 2017 and $13,250 in 2016. In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions) up to a maximum of $13,500 in 2017 and $13,250 in 2016.
Also, the Company can, in its discretion, make a special non-elective contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, the Plan document provides that no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative, which is intended to be compliant with ERISA regulations. At any time, participants may elect to alter the investments in their accounts made under a qualified default investment alternative.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as earnings) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions; (b) an allocation of Company Contributions; and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Investments
Participants can invest in any of 16 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles, which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive an amount equal to the entire value of their account balance in: (a) a single payment in cash; (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash); (c) a single distribution paid in a combination of cash and full shares of Amgen stock; (d) cash installments over 10 years; or (e) a rollover distribution to an eligible retirement plan. Participants may also elect to receive a partial distribution of his or her account balance no more than once per year.
If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.
Subsequent to termination of employment, participants may also elect to maintain their account balance in the Plan, provided that their account balance is greater than $1,000.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount which may not exceed the lesser of: (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003, bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003, bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal, determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.
2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value, except for fully benefit-responsive investment contracts, discussed below. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).
Investment Income and Losses
Dividend income is recognized on the ex-dividend date, and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
As of December 31, 2017 and 2016, the Plan had fully benefit-responsive investment contracts, including synthetic investment contracts and an insurance separate accounts contract (collectively, security-backed contracts). The synthetic investment contracts are comprised of wrapper contracts issued by insurance companies backed by the Plan’s ownership in collective trust funds that invest in fixed income securities. The insurance separate accounts contract is a contract issued by an insurance company backed by specified separate accounts of the issuer which are comprised of fixed income securities. Contract value is the relevant measurement attribute for security-backed contracts because this is the amount participants would receive if they were to initiate qualified transactions related to these investments. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The contract values of the Plan’s security-backed contracts at December 31, 2017 and 2016, were as follows:

	December 31,
	2017	2016
Synthetic investment contracts	$229,137,030	$202,231,726
Insurance separate accounts contract	79,747,814	70,619,403
Total fully benefit-responsive investment contracts	$308,884,844	$272,851,129
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value, modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event which, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

These security-backed contracts are evergreen contracts with no maturity dates, but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from and due to brokers arise from unsettled sale and purchase transactions as of December 31, 2017 and 2016.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1–Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2–Valuations for which all significant inputs are observable, either directly or indirectly, other than Level 1 inputs;
Level 3–Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

The following fair value hierarchy table presents information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2017, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$297,544,696	$—	$—	$297,544,696
Cash and cash equivalents	3,882,809	—	—	3,882,809
Common and preferred stocks	1,028,062,405	731	—	1,028,063,136
Debt securities	56,120,535	182,673,422	—	238,793,957
Mutual funds	386,674,940	—	—	386,674,940
Self-directed brokerage accounts	369,058,245	697,038	—	369,755,283
Other	77,000	—	—	77,000
	$2,141,420,630	$183,371,191	$—	$2,324,791,821
Collective trust funds measured at net asset value				2,404,111,918
Total assets at fair value				$4,728,903,739

	Fair value measurements at December 31, 2016, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$260,587,917	$—	$—	$260,587,917
Cash and cash equivalents	2,156,118	—	—	2,156,118
Common and preferred stocks	909,701,894	6,405,355	—	916,107,249
Debt securities	76,611,987	238,598,594	—	315,210,581
Mutual funds	357,489,329	—	—	357,489,329
Self-directed brokerage accounts	318,695,182	489,903	—	319,185,085
Other	—	96,030	—	96,030
	$1,925,242,427	$245,589,882	$—	$2,170,832,309
Collective trust funds measured at net asset value				1,805,024,944
Total assets at fair value				$3,975,857,253
The fair values of common stocks (including Amgen stock), preferred stocks, publicly traded mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.
Debt securities other than U.S. treasury securities are valued by taking into consideration valuations obtained from third-party pricing services. The pricing services utilize industry standard valuation models, including both income and market based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, issuer credit spreads, benchmark securities and, when applicable, prepayment/default projections based on historical data and other observable inputs.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers as a practical expedient. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments. The only redemption restriction with respect to these investments

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

is on the Wells Fargo Stable Value Fund W (fair value of $22,885,451 as of December 31, 2017), which requires a one-year notice to be given in the event of complete liquidation.
4. Income Tax Status
The Plan received a determination letter from the IRS dated February 22, 2018, stating that, conditioned on the adoption of proposed Plan amendments submitted to the IRS on February 15, 2018, the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended to satisfy the conditions in the determination letter. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Company has indicated that it currently intends to continue to take the necessary steps to maintain the Plan’s compliance with the applicable requirements of the Code.
5. Services Provided by the Company
During 2017 and 2016, the Company paid trustee fees and certain other administrative costs on behalf of the Plan.
6. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2017 and 2016, consisted of the following:

	December 31,
	2017	2016
Net assets available for benefits per the financial statements	$5,063,806,421	$4,279,649,700
Adjustment to fair value for fully benefit-responsive investment contracts	(750,062)	(270,752)
Amounts allocated to withdrawing participants	(3,892,137)	(2,144,196)
Deemed loans	(224,309)	(303,178)
Net assets per the Form 5500	$5,058,939,913	$4,276,931,574
For the year ended December 31, 2017, the following is a reconciliation of the net investment gain per the financial statements to the Form 5500:

Year Ended December 31, 2017
Interest and dividend income	$47,722,759
Net realized/unrealized gains	682,360,724
Total net investment gain per the financial statements	730,083,483
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior year adjustment	270,752
Add current year adjustment	(750,062)
Total net investment gain per the Form 5500	$729,604,173

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

For the year ended December 31, 2017, the following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31, 2017
Benefits paid	$(272,747,355)
Investment and administrative fees	(9,564,065)
Total distributions per the financial statements	(282,311,420)
Add prior year amounts allocated to withdrawing participants	2,144,196
Less current year amounts allocated to withdrawing participants	(3,892,137)
Add prior year deemed loan balance	303,178
Less current year deemed loan balance	(224,309)
Total distributions per the Form 5500	$(283,980,492)

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
As of December 31, 2017
Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value

Amgen stock	Employer Securities 1,711,010 shares	$297,544,696
			$297,544,696
Capital Preservation Asset Class:
Wells Fargo Fund F (at fair value)*	Collective trust fund 9,354,647 units	131,813,531
Wells Fargo Fund L (at fair value)*	Collective trust fund 7,620,874 units	96,930,653
Metropolitan Life Insurance Company*	Insurance separate accounts investment contract 720,126 units	79,390,598
Wells Fargo Stable Value Fund W*	Collective trust fund 419,434 units	22,885,451
NT Collective Short Term Investment Fund*	Collective trust fund 19,808,260 units	19,808,260
Wrapper contracts		—
Total Capital Preservation Asset Class			350,828,493

Emerging Markets Equity Asset Class:
J.P. Morgan Emerging Markets Equity Focus Fund*	Collective trust fund 3,077,941 units	73,316,547
Blackrock FTSE RAFI Emerging Index Non Lendable Fund F*	Collective trust fund 5,139,210 units	67,284,073
NT Collective Emerging Markets Fund - Non Lending*	Collective trust fund 49,352 units	9,527,753
Total Emerging Markets Equity Asset Class			150,128,373

Fixed Income Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 160,219 units	22,501,158
NT Collective Short Term Investment Fund*	Collective trust fund 10,309,761 units	10,309,761
United States Of America Treasury Notes 2.0% Due 11/30/2022	Government Bond 9,615,000 units	9,527,480
United States Treasury Notes 2.125% Due 12/31/2022	Government Bond 5,535,000 units	5,512,080
United States Treasury Bonds 2.75% Due 11/15/2047	Government Bond 5,475,000 units	5,483,984
Ginnie Mae II Jumbos 4.5% Due 30 Years Settles January	Government Mortgage Backed Security 3,575,000 units	3,749,839
United States Treasury Notes 2.25% Due 11/15/2027	Government Bond 3,445,000 units	3,396,419
United States Treasury 2% Due 10/31/2022	Government Bond 2,610,000 units	2,587,264
Federal Home Loan Mortgage Corporation Pool #G08732 3% Due 11/01/2046	Government Mortgage Backed Security 2,511,942 units	2,514,640
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Mortgage Backed Security 2,216,258 units	2,342,262
Fannie Mae Pool #BM1767 4.5% Due 08/01/2046	Government Mortgage Backed Security 2,192,355 units	2,336,290
United States Treasury SEC Stripped Interest Payment Due 11/15/2022	Government Bond 2,500,000 units	2,243,878
United States Treasury SEC Stripped Interest Payment Due 05/15/2034	Government Bond 3,220,000 units	2,082,954
United States Treasury SEC Stripped Interest Payment Due 05/15/2023	Government Bond 2,340,000 units	2,068,310
Metropolitan West Funds Floating Rate Income Fund Class I	Mutual Fund 203,327 shares	2,045,472
Fannie Mae Single Family Mortgage 3.5% 30 Years Settles January	Government Mortgage Backed Security 1,950,000 units	2,002,102
United States Treasury SEC Stripped Interest Payment Due 02/15/2021	Government Bond 1,905,000 units	1,790,268
United States Treasury SEC Stripped Interest Payment Due 11/15/2032	Government Bond 2,400,000 units	1,621,118

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Gold Single Family 3.5% 30 Years Settles January	Government Mortgage Backed Security 1,435,000 units	1,473,640
Goverenment of Japan 0% Due 05/03/2018	Short Term Bills and Notes 160,000,000 units	1,420,678
Goverenment of Japan 0% Due 02/26/2018	Short Term Bills and Notes 160,000,000 units	1,420,638
United States Treasury SEC Stripped Interest Payment Due 08/15/2021	Government Bond 1,505,000 units	1,395,118
United States Treasury SEC Stripped Interest Payment Due 02/15/2029	Government Bond 1,820,000 units	1,369,255
United States Treas Bills Zero Coupon Due 04/19/2018	Short Term Bills and Notes 1,320,000 units	1,314,527
United States Of America Bonds Index Linked 0.875% Due 02/15/2047	Index Linked Government Bond 1,220,000 units	1,295,433
United States Treasury 1.75% Due 11/30/2019	Government Bond 1,240,000 units	1,236,900
Fannie Mae Remic Trust 2010-142 4% Due 12/25/2040	Government Mortgage Backed Security 1,000,000 units	1,083,444
Wachovia Corporation 5.75% Due 02/01/2018*	Corporate Bond 1,075,000 units	1,078,333
Federal Home Loan Mortgage Corporation Pool #G60344 4% Due 12/01/2045	Government Mortgage Backed Security 982,520 units	1,038,147
Federal Home Loan Mortgage Corporation Pool #G08741 3% Due 01/01/2047	Government Mortgage Backed Security 1,023,662 units	1,024,656
United States Treasury Note 2.625% Due 11/15/2020	Government Bond 1,000,000 units	1,018,047
Federal Home Loan Mortgage Corporation Gold G60023 3.5% Due 04/01/2045	Government Mortgage Backed Security 961,538 units	995,943
United States Treasury Bond Inflation Index 5.500% Due 8/15/2028	Government Bond 750,000 units	965,127
Fannie Mae Pool #465769 3.96% Due 08/01/2020	Government Mortgage Backed Security 920,015 units	955,347
United States Of America Treasury Notes Inflation Index 0.125% Due 07/15/2026	Index Linked Government Bond 950,000 units	955,192
United States Treasury SEC Stripped Interest Payment Due 11/15/2028	Government Bond 1,250,000 units	948,143
Ginnie Mae II Pool #MA4126 Series 2046 3% Due 12/20/2046	Government Mortgage Backed Security 921,323 units	930,578
United States Treasury Bills 1.0% Due 12/31/2017	Government Bond 920,000 units	920,000
TCW Emerging Markets Income Fund*	Collective trust fund 8,540 units	883,763
Federal Home Loan Mortgage Corporation Gold G67703 3.5% Due 04/01/2047	Government Mortgage Backed Security 832,303 units	859,841
Federal Home Loan Mortgage Corporation Series K Class A 2.77% Due 05/25/2025	Government Commercial Mortgage-Backed Security 850,000 units	847,388
United States Treasury Bills Due 01/25/2018	Short Term Bills and Notes 840,000 units	839,340
United States Treasury SEC Stripped Interest Payment Due 02/15/2020	Government Bond 870,000 units	836,310
United States Treasury Bonds 4.375% Due 05/15/2040	Government Bond 620,000 units	799,413
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 1,000,000 units	797,325
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 860,000 units	782,051
SLC Student Loan Trust Floating Rate 2.2845% Due 12/15/2038	Asset Backed Security 800,000 units	767,207
United States Treasury Bonds 2.875% Due 05/15/2043	Government Bond 740,000 units	760,899
Wachovia Student Loan Floating Rate 1.9152% Due 04/25/2040*	Asset Backed Security 780,000 units	751,755
Fannie Mae Pool #MA2545 3.5% Due 02/01/2046	Government Mortgage Backed Security 728,604 units	750,164
SLC Student Loan Trust Floating Rate 2.2845% Due 09/15/2039	Asset Backed Security 770,000 units	743,025
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 950,000 units	740,136
United States Treasury Bond Zero Coupon Due 02/15/2030	Government Bond 1,000,000 units	732,365
United States of America Treasury Inflation Indexed Bond 0.125% Due 04/15/2022	Index Linked Government Bond 725,000 units	730,160
J.P. Morgan Mortgage Floating Rate 2.3257% Due 06/25/2035*	Asset Backed Security 722,163 units	722,924
SLM Student Loan Trust 2005-5 Class A-4 Due 10/25/2028	Asset Backed Security 720,000 units	715,372

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae II Jumbos 3% Due 30 Years Settles January	Government Mortgage Backed Security 690,000 units	696,253
United States Of America Treasury Notes .75% Due 08/31/2018	Government Bond 700,000 units	695,734
SLM Student Loan Trust 2005-5 Class A-5 Due 10/25/2040	Asset Backed Security 700,000 units	695,526
New Century Home Equity Loan Trust Series 2004-2 Class A1 Floating Rate Due 08/25/2034	Asset Backed Security 732,252 units	689,003
Fannie Mae Single Family Mortgage 3% 15 Years Settles January	Government Mortgage Backed Security 675,000 units	687,525
SLM Student Loan Trust 2014-2 Class A-3 Floating Rate Due 03/26/2029	Asset Backed Security 680,000 units	684,121
United States Treasury SEC Stripped Interest Payment Due 11/15/2026	Government Bond 850,000 units	680,989
United States Treasury SEC Stripped Interest Payment Due 05/15/2021	Government Bond 730,000 units	680,614
Ginnie Mae II Jumbos 3.5% Due 30 Years Settles January	Government Mortgage Backed Security 655,000 units	677,106
Fannie Mae Pool #AV5051 4.50% Due 02/01/2044	Government Mortgage Backed Security 632,654 units	677,000
Morgan Stanley Floating Due 02/14/2020	Corporate Bond 650,000 units	652,591
Fannie Mae Remic Trust 2015-M2 Class A3 Variable Rate Due 12/25/2024	Government Commercial Mortgage-Backed Security 622,717 units	637,080
Wells Fargo & Company 3% Due 04/22/2026*	Corporate Bond 645,000 units	632,809
GE Capital International Funding Company 4.418% Due 11/15/2035	Corporate Bond 581,000 units	628,791
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 650,000 units	617,347
Washington Mutual Mortgage Pass-Through Series 2005-AR2 Class 1A1A Floating Rate Due 01/25/2045	Non-Government Backed Collateralized Mortgage Obligation 618,041 units	613,809
The Goldman Sachs Group Inc. 7.5% Due 02/15/2019	Corporate Bond 580,000 units	612,964
Soundview Home Loan Trust 2006-2 Mortgage Capital Trust Fund Class M-1 Variable Rate 03/25/2036	Asset Backed Security 610,000 units	609,176
J.P. Morgan Chase & Company 6.0% Due 01/15/2018*	Corporate Bond 605,000 units	605,842
Citigroup Inc. 6.125% Due 05/15/2018	Corporate Bond 590,000 units	598,940
Fannie Mae Pool #Am1762 2.39% Due 12/01/2022	Government Mortgage Backed Security 595,595 units	593,557
Ginnie Mae II Jumbos 5% Due 30 Years Settles January	Government Mortgage Backed Security 555,000 units	591,649
Nelnet Student Loan Trust Series 2015-3 Class A-2 Floating Rate Due 02/26/2046	Asset Backed Security 583,736 units	585,320
Fannie Mae Pool #AT5907 4% Due 06/01/2043	Government Mortgage Backed Security 550,370 units	584,884
Fannie Mae Pool #MA1546 3.5% Due 08/01/2043	Government Mortgage Backed Security 564,151 units	581,486
Federal Home Loan Mortgage Corporation Pool #G08707 4% Due 05/01/2046	Government Mortgage Backed Security 553,078 units	578,436
The Goldman Sachs Group Inc. 5.95% Due 01/18/2018	Corporate Bond 568,000 units	568,896
Fannie Mae Single Family Mortgage 3% 30 Years Settles January	Government Mortgage Backed Security 565,000 units	565,000
Citigroup Inc. 2.05% Due 12/07/2018	Corporate Bond 565,000 units	564,409
Fannie Mae Series 2017-M11 Class FA Floating Rate Due 09/25/2024	Government Commercial Mortgage-Backed Security 563,545 units	564,336
Federal Home Loan Mortgage Corporation Multiclass Series 4324 Class AY 3% Due 04/15/2029	Government Mortgage Backed Security 568,738 units	562,252
United States Treasury SEC Stripped Interest Payment Due 08/15/2034	Government Bond 875,000 units	561,186
Wellpoint Systems Inc 1.875% Due 01/15/2018	Corporate Bond 555,000 units	554,962
Anthem Inc. 2.5% Due 11/21/2020	Corporate Bond 555,000 units	553,841
Morgan Stanley Floating Due 07/22/2022	Corporate Bond 540,000 units	544,337
Banc of America Funding Corporation Series 2015-R7 Class 1A 1.03833%*	Non-Government Backed Collateralized Mortgage Obligation 530,773 units	533,861

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Pool #AT5915 4% Due 06/01/2043	Government Mortgage Backed Security 505,657 units	533,265
Fannie Mae Pool #Al6167 3.5% Due 01/01/2044	Government Mortgage Backed Security 516,985 units	532,858
SLM Student Loan Trust 2009-3 Class A Variable Rate Due 01/25/2045	Asset Backed Security 533,039 units	530,499
Fannie Mae Pool #Al7092 3% Due 07/01/2045	Government Mortgage Backed Security 527,464 units	529,477
United States Treasury 3.0% Due 11/15/2045	Government Bond 500,000 units	525,098
Fannie Mae Pool #MA2883 3% Due 01/01/2027	Government Mortgage Backed Security 513,453 units	523,815
Bank of America Corporation 5.65% Due 05/01/2018*	Corporate Bond 515,000 units	521,146
Fannie Mae Pool #AM2711 2.57% Due 03/01/2023	Government Mortgage Backed Security 518,180 units	519,757
Fannie Mae Pool #AM1990 2.33% Due 01/01/2023	Government Mortgage Backed Security 519,503 units	516,278
Federal Home Loan Mortgage Corporation Multiclass Series 3895 Class PW 4.5% Due 07/15/2041	Government Mortgage Backed Security 450,000 units	505,048
Fannie Mae Pool #AM8674 2.81% Due 04/01/2025	Government Mortgage Backed Security 500,000 units	503,911
J.P. Morgan Chase & Company 3.22% Due 03/01/2025*	Corporate Bond 500,000 units	503,899
Drive Auto Receivables Trust Class B 2.3% Due 05/17/2021	Asset Backed Security 505,000 units	503,840
Bank of America Corporation 2.369% Due 07/21/2021*	Corporate Bond 500,000 units	499,124
WEA Financial LLC / Westfield UK & Europe Finance PLC 2.7% Due 09/17/2019	Corporate Bond 494,000 units	496,667
Fannie Mae Single Family Mortgage 4% 30 Years Settles January	Government Mortgage Backed Security 470,000 units	491,497
United States Treasury Notes Inflation Indexed 0.375% Due 7/15/2027	Index Linked Government Bond 490,000 units	491,466
Washington Mutual Mortgage Pass-Through Series 2005-AR13 Class A1A1 Floating Rate Due 10/25/2045	Non-Government Backed Collateralized Mortgage Obligation 505,597 units	487,449
CSAIL 2015-C3 3.7182% Due 08/15/2048	Commercial Mortgage-Backed Security 463,000 units	481,584
Nationstar Home Floating Rate 1.9007% Due 09/25/2036	Asset Backed Security 482,203 units	479,463
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Mortgage Backed Security 450,049 units	477,193
Fannie Mae Remic Series 2015-M4 Class AV2 2.509% Due 07/25/2022	Government Commercial Mortgage-Backed Security 475,000 units	475,935
Ba Cr Card Tr 1.36% Due 09/15/2020	Asset Backed Security 475,000 units	474,487
Fannie Mae Pool #468559 4.01% Due 08/01/2021	Government Mortgage Backed Security 449,506 units	472,843
Fannie Mae Pool #MA1462 3.5% Due 06/01/2043	Government Mortgage Backed Security 458,018 units	472,381
Federal Home Loan Mortgage Corporation Multiclass Series 4158 Class TY 3% Due 01/15/2043	Government Mortgage Backed Security 500,000 units	469,886
PNC Bank NA 1.5% Due 02/23/2018	Corporate Bond 465,000 units	464,854
Fannie Mae Pool #AM7514 3.07% Due 02/01/2025	Government Mortgage Backed Security 450,000 units	459,413
Fannie Mae Pool #BC1158 3.5% Due 02/01/2046	Government Mortgage Backed Security 446,419 units	458,593
DBWF 2015-LCM Mortgage Trust Floating Rate Due 06/10/2034	Commercial Mortgage-Backed Security 460,000 units	455,349
Morgan Stanley 6.625% Due 04/01/2018	Corporate Bond 450,000 units	454,931
Ginnie Mae Pool #MA4510 3.5% Due 06/20/2047	Government Mortgage Backed Security 437,606 units	452,830
Federal Home Loan Mortgage Corporation Pool #G07957 4% Due 01/01/2045	Government Mortgage Backed Security 427,542 units	452,639
Columbia Pipeline Group Inc. 2.45% Due 06/01/2018	Corporate Bond 450,000 units	450,266
Fannie Mae Remic Series 2015-M7 Class A2 2.59% Due 12/25/2024	Government Commercial Mortgage-Backed Security 447,000 units	444,762
Santander Drive Auto Fixed 2.79% Due 08/15/2022	Asset Backed Security 442,000 units	443,402

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 5% Due 03/16/2034	Government Mortgage Backed Security 408,017 units	440,377
Ginnie Mae 2011-71 Class ZC 5.5% Due 7/16/2034	Government Mortgage Backed Security 397,005 units	438,925
Fannie Mae Series 2013-M7 Class A2 2.28% Due 12/25/2022	Government Commercial Mortgage-Backed Security 441,000 units	436,814
Discover Bank of Greenwood Delaware 2.6% Due 11/13/2018	Corporate Bond 435,000 units	436,476
Fannie Mae Series 2014-M3 Class A2 Variable Rate Due 01/25/2024	Government Commercial Mortgage-Backed Security 415,000 units	434,694
Farmers Exchange Floating Rate 5.454% Due 10/15/2054	Corporate Bond 400,000 units	431,120
Fannie Mae 3.726% Due 06/25/2021	Government Commercial Mortgage-Backed Security 410,000 units	426,248
Fannie Mae Pool #467757 4.33% Due 04/01/2021	Government Mortgage Backed Security 402,486 units	425,687
Ginnie Mae II Pool #MA3736 Series 2046 3.5% Due 06/20/2046	Government Mortgage Backed Security 407,052 units	421,224
Fannie Mae Pool #MA3027 4% Due 06/01/2047	Government Mortgage Backed Security 396,085 units	414,532
Federal Home Loan Mortgage Corporation Series 4639 Class HZ Step Up Due 04/15/2053	Government Mortgage Backed Security 437,586 units	409,770
Fannie Mae Pool #AM5473 3.76% Due 03/01/2024	Government Mortgage Backed Security 385,000 units	408,120
Fannie Mae Pool #AQ1534 3.5% Due 10/01/2032	Government Mortgage Backed Security 393,258 units	406,087
Fannie Mae Pool #AS9830 4% Due 06/01/2047	Government Mortgage Backed Security 387,159 units	405,230
United States Treasury Security 4.5% Due 08/15/2039	Government Bond 310,000 units	404,950
Ginnie Mae 3.5% Due 03/20/2046	Government Mortgage Backed Security 390,840 units	404,568
Citigroup Inc. 1.8% Due 02/05/2018	Corporate Bond 400,000 units	399,958
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 375,000 units	399,791
United Technologies Corporation 1.778% Due 05/04/2018	Corporate Bond 400,000 units	399,388
Federal Home Loan Mortgage Corporation Pool #G08711 3.5% Due 06/01/2046	Government Mortgage Backed Security 388,137 units	399,191
Washington Mutual Mortgage Pass-Through Series 2005-AR11 Class A1A Floating Rate Due 08/25/2045	Non-Government Backed Collateralized Mortgage Obligation 398,606 units	399,101
United States Treasury Note 4.375% Due 11/15/2039	Government Bond 310,000 units	398,871
Navient Student Loan Trust Series 2015-3 Class B Floating Rate Due 10/25/2058	Asset Backed Security 400,000 units	398,239
Fannie Mae Pool #AR6380 3.00% Due 02/01/2043	Government Mortgage Backed Security 391,185 units	393,439
BBCCRE Trust Series 2015-GTP Class A 3.966% Due 08/10/2033	Commercial Mortgage-Backed Security 385,000 units	391,597
American Express Credit Corporation A-C Master Series 2017-1 Class A 1.93% Due 09/15/2022	Asset Backed Security 390,000 units	388,204
Fresenius Medical Care 6.5% Due 09/15/2018	Corporate Bond 375,000 units	386,666
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Mortgage Backed Security 372,651 units	384,406
Fannie Mae Variable Rate Due 07/25/2024	Government Commercial Mortgage-Backed Security 373,000 units	383,419
Santander UK PLC 2.5% Due 03/14/2019	Corporate Bond 382,000 units	383,174
Commercial Mortgage Trust Series 2015-Cr24 Class A5 3.696% Due 08/10/2055	Commercial Mortgage-Backed Security 366,146 units	382,521
AT&T Inc. 3.4% Due 05/15/2025	Corporate Bond 389,000 units	382,445
Federal Home Loan Mortgage Corporation Multiclass Series 2901 4.5% Due 12/15/2019	Government Mortgage Backed Security 376,768 units	381,128
Fannie Mae Pool #AB7575 3.00% Due 01/01/2043	Government Mortgage Backed Security 378,912 units	380,956
Long Beach Mortgage Loan Trust 2005-2 Pass-Through Due 04/25/2035	Asset Backed Security 374,299 units	378,102

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Progress Residential Series 2015-SFR2 Class A 2.74% Due 06/12/2032	Asset Backed Security 378,278 units	377,408
Berkshire Hathaway Inc. 4.4% Due 05/15/2042	Corporate Bond 334,000 units	376,375
Charter 4.464% Due 07/23/2022	Corporate Bond 355,000 units	370,389
Ginnie Mae II Pool #MA3597 Series 2046 3.5% Due 04/20/2046	Government Mortgage Backed Security 355,897 units	368,370
Fannie Mae Pool #AR7961 3.5% Due 03/01/2033	Government Mortgage Backed Security 353,542 units	365,078
Impac Secured Assets Corporation 2004-3 Pass-Through Class M-1 Floating Rate Due 11/25/2034	Non-Government Backed Collateralized Mortgage Obligation 370,000 units	364,524
Kabbage Asset Securitization LLC Class A 4.571% Due 03/15/2022	Asset Backed Security 355,000 units	362,757
Wells Fargo Commercial 3.664% Due 09/15/2048*	Commercial Mortgage-Backed Security 346,000 units	360,096
Navient Student Loan Trust Series 17-3A Class A3 Floating Rate Due 07/26/2066	Asset Backed Security 350,000 units	359,212
Magnetite CLO Limited Class A1R Flat Rate Due 07/25/2026	Asset Backed Security 355,000 units	356,434
Actavis Funding SCS 3.8% Due 03/15/2025	Corporate Bond 350,000 units	356,317
Fannie Mae Pool #AS9972 4% Due 07/01/2047	Government Mortgage Backed Security 339,964 units	355,832
Ginnie Mae Class 2007-035 6% Due 06/20/2037	Government Mortgage Backed Security 324,079 units	355,677
Flagship CLO Series 14-8A Class AR Floating Rate Due 01/16/2026	Asset Backed Security 355,000 units	355,340
Fannie Mae Pool #AM5079 3.45% Due 01/01/2024	Government Mortgage Backed Security 339,001 units	353,675
Duke Energy 3.75% Due 06/01/2045	Corporate Bond 343,000 units	353,258
Federal Home Loan Mortgage Corporation Pool #SO7307 3% Due 8/15/2044	Government Mortgage Backed Security 356,544 units	352,407
Voya CLO Class A-1 Floating Rate	Asset Backed Security 350,000 units	350,734
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Mortgage Backed Security 332,903 units	350,554
Fannie Mae Pool #MA1373 3.50% Due 03/01/2043	Government Mortgage Backed Security 339,639 units	350,068
Ginnie Mae Pool #783867 Series 2036 6.0% Due 8/15/2036	Government Mortgage Backed Security 309,756 units	349,770
American Express Company 1.55% Due 05/22/2018	Corporate Bond 350,000 units	349,591
FREMF 2015-K48 Mortgage Trust Floating Rate Due 06/25/2025	Commercial Mortgage-Backed Security 345,000 units	348,770
Ginnie Mae 5.5% Due 06/20/2035	Government Mortgage Backed Security 313,368 units	346,909
Federal Home Loan Mortgage Corporation Multiclass Tranche 00839 2.615% Due 01/25/2023	Government Commercial Mortgage-Backed Security 345,000 units	346,004
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Mortgage Backed Security 328,141 units	345,789
Protective Life Global Funding 1.722% Due 04/15/2019	Corporate Bond 345,000 units	343,178
United States Treasury Notes 1.875% Due 12/31/2019	Government Bond 340,000 units	339,894
GS Mortgage Securities Corporation 2005-9 Class 2A3 Variable Rate Due 08/25/2035	Asset Backed Security 341,258 units	339,862
Structured Asset Mortgage Investments II Inc. Series 2004-AR1 Class A1 Floating Rate Due 3/19/2034	Non-Government Backed Collateralized Mortgage Obligation 343,420 units	339,117
Federal Home Loan Mortgage Corporation Gold Pool U9-0291 4% Due 10/01/2042	Government Mortgage Backed Security 321,061 units	338,526
Fannie Mae Pool #AM4764 3.44% Due 11/01/2023	Government Mortgage Backed Security 324,459 units	338,081
Fannie Mae Pool #469688 3.38% Due 12/01/2021	Government Mortgage Backed Security 326,364 units	337,214
Boston Properties Limited Partnership 3.8% Due 02/01/2024	Corporate Bond 325,000 units	336,786
Fannie Mae Pool #AQ1607 3.5% Due 11/01/2032	Government Mortgage Backed Security 322,132 units	332,586
United States Treasury SEC Stripped Interest Payment Due 05/15/2031	Government Bond 470,000 units	331,810

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Gold Pool U89009 3.5% Due 09/01/2032	Government Mortgage Backed Security 318,161 units	331,391
Ginnie Mae Pool #MA4069 3.5% Due 11/20/2046	Government Mortgage Backed Security 319,614 units	330,734
Citigroup Mortgage Loan Trust Series 2015-6 Class 2A1 Floating Rate Due 12/25/2035	Non-Government Backed Collateralized Mortgage Obligation 343,119 units	329,102
Duquesne Light Holdings, Inc. 6.4% Due 09/15/2020	Corporate Bond 300,000 units	328,062
Ginnie Mae Pool #MA4838 4% Due 11/20/2047	Government Mortgage Backed Security 309,309 units	324,098
Morgan Stanley ABS Capital I Inc. 2006-NC1 Pass-Through Class A/4 Due 12/25/2035	Asset Backed Security 320,257 units	320,475
Fannie Mae Pool #AM4407 3.65% Due 09/01/2023	Government Mortgage Backed Security 304,081 units	319,284
Fannie Mae Pool #MA0214 5% Due 10/01/2029	Government Mortgage Backed Security 293,218 units	315,244
Federal National Mortgage Association Pool #Al2965 2.667% Due 12/01/2022	Government Mortgage Backed Security 313,319 units	315,183
Federal Home Loan Mortgage Corporation Multiclass Series 2334 Class KB 6.5% Due 05/15/2028	Government Mortgage Backed Security 284,544 units	313,297
Bank of America Corporation 6.875% Due 11/15/2018*	Corporate Bond 300,000 units	312,418
J.P. Morgan Mortgage Trust 2005-A2 Pass-Through Class 1-A-1 Due 04/25/2035*	Non-Government Backed Collateralized Mortgage Obligation 310,810 units	311,365
Commercial Mortgage Trust Series 2015-CRE25 Class A/4 3.759% Due 08/10/2048	Commercial Mortgage-Backed Security 297,000 units	311,148
Fannie Mae Remic Series 2003-W2 5.9% Due 07/25/2042	Government Mortgage Backed Security 280,725 units	308,469
Bank of America Corporation 3.705% Due 04/24/2028*	Corporate Bond 300,000 units	307,918
The Goldman Sachs Group Inc. 5.25% Due 07/27/2021	Corporate Bond 283,000 units	306,713
Federal Home Loan Mortgage Corporation Pool #G07239 3.00% Due 12/01/2042	Government Mortgage Backed Security 304,780 units	306,381
Fannie Mae Pool #MA1866 4.50% Due 04/01/2044	Government Mortgage Backed Security 285,992 units	306,349
Fannie Mae Pool #MA2010 4.00% Due 08/01/2044	Government Mortgage Backed Security 288,514 units	304,261
Verizon Communications Inc. 4.862% Due 08/21/2046	Corporate Bond 292,000 units	304,154
Bank of America Corporation 4% Due 01/22/2025*	Corporate Bond 292,000 units	303,786
Ginnie Mae II Jumbos 4% Due 30 Years Settles January	Government Mortgage Backed Security 290,000 units	302,302
Appalachian Power Company 3.3% Due 06/01/2027	Corporate Bond 300,000 units	300,915
Citigroup Inc. 2.5% Due 09/26/2018	Corporate Bond 300,000 units	300,860
Teva 2.8% Due 07/21/2023	Corporate Bond 345,000 units	300,429
UBS AG London Branch Note Floating Rate 144A Due 05/28/2019	Corporate Bond 300,000 units	300,012
J.P. Morgan Chase & Company 1.7% Due 03/01/2018*	Corporate Bond 300,000 units	299,971
Ginnie Mae II Pool #MA4722 Series 2047 5% Due 09/20/2047	Government Mortgage Backed Security 280,124 units	299,213
Federal Home Loan Mortgage Corporation Pool #G08737 3% Due 12/01/2046	Government Mortgage Backed Security 298,877 units	299,183
Ford Motor Credit Company LLC Floating Rate 2.29028% Due 01/09/2018	Corporate Bond 298,000 units	298,026
VNDO Mortgage Trust 2012-6 2.9950% Due 11/15/2030	Commercial Mortgage-Backed Security 295,237 units	297,957
AT&T Inc. 4.8% Due 06/15/2044	Corporate Bond 300,000 units	296,724
Federal Home Loan Mortgage Corporation Pool #S06297 3.5% Due 09/15/2042	Government Mortgage Backed Security 280,296 units	290,154
Fannie Mae Pool #Al9472 4% Due 10/01/2043	Government Mortgage Backed Security 275,079 units	288,836
Fannie Mae Pool #AM6429 3.58% Due 08/01/2029	Government Mortgage Backed Security 275,418 units	288,560
Fannie Mae Pool #FN0009 3.414% Due 10/01/2020	Government Mortgage Backed Security 281,666 units	288,110

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Bank of America Corporation 3.593% Due 07/21/2028*	Corporate Bond 280,000 units	284,607
Bear Stearns ARM Floating Rate 3.722068% Due 11/25/2034	Non-Government Backed Collateralized Mortgage Obligation 283,092 units	283,590
Fannie Mae Remic Series 2014-M1 Class A Floating Rate Due 07/25/2023	Government Commercial Mortgage-Backed Security 275,000 units	283,406
Ginnie Mae Pool #MA3663 3.5% Due 05/20/2046	Government Mortgage Backed Security 273,786 units	283,360
Jersey Central Power & Light Company 4.7% Due 04/01/2024	Corporate Bond 261,000 units	282,610
Ventas Realty Limited 3.5% Due 02/01/2025	Corporate Bond 280,000 units	282,084
Fannie Mae Pool #FN0001 3.766% Due 12/01/2020	Government Mortgage Backed Security 272,585 units	281,921
AT&T Inc. 5.25% Due 03/01/2037	Corporate Bond 265,000 units	280,270
J.P. Morgan Mortgage Acquisition Corporation Series 07-Ch1 Class AV5 Floating Rate Due 11/25/2036*	Asset Backed Security 279,507 units	279,368
United States Treasury Bond Zero Coupon Due 08/15/2023	Government Bond 315,000 units	276,426
Federal Home Loan Mortgage Corporation Multiclass Series 323 Class 300 Due 01/15/2044	Government Mortgage Backed Security 272,898 units	273,155
UBS AG Stamford Branch 1.8% Due 03/26/2018	Corporate Bond 271,000 units	271,009
Fannie Mae Pool #AN0335 3.39% Due 01/01/2031	Government Mortgage Backed Security 260,000 units	268,283
Ginnie Mae 5.25% Due 03/20/2038	Government Mortgage Backed Security 246,518 units	268,282
Fannie Mae Pool #MA1510 4.00% Due 07/01/2043	Government Mortgage Backed Security 253,933 units	267,631
Fannie Mae Pool #AN1835 2.535% Due 07/01/2028	Government Mortgage Backed Security 275,000 units	266,450
United States Treasury Bond 4.24% Due 05/15/2039	Government Bond 210,000 units	265,428
Fannie Mae Pool #AM6430 3.58% Due 08/01/2029	Government Mortgage Backed Security 251,675 units	263,684
Fannie Mae Pool #AM9491 3.55% Due 08/01/2030	Government Mortgage Backed Security 251,250 units	262,903
Metlife Inc. 7.8% Due 11/01/2025*	Corporate Bond 205,000 units	262,809
Federal Home Loan Mortgage Corporation Pool #G08716 3.5% Due 08/01/2046	Government Mortgage Backed Security 255,024 units	262,288
Colony American Finance 2016-2 2.554% Due 11/15/2048	Commercial Mortgage-Backed Security 264,855 units	262,020
Fannie Mae Pool #An5742 3.19% Due 05/01/2030	Government Mortgage Backed Security 258,436 units	261,109
Fannie Mae Remic Series 416 Class A300 3% Due 11/25/2042	Government Mortgage Backed Security 259,799 units	260,826
Fannie Mae Pool #AM8203 2.74% Due 03/01/2025	Government Mortgage Backed Security 256,880 units	259,280
Fannie Mae Pool #AM4198 3.55% Due 03/01/2024	Government Mortgage Backed Security 246,302 units	258,492
International Lease Finance Corporation 7.125% Due 09/01/2018	Corporate Bond 250,000 units	257,967
Credit Suisse First Boston Mortgage Securities Corporation 2004/AR6 Pass-Through Class 2/A Variable Rate Due 10/25/34	Non-Government Backed Collateralized Mortgage Obligation 255,148 units	256,568
Microsoft Corporation 3.75% Due 02/12/2045	Corporate Bond 242,000 units	254,946
J.P. Morgan Chase & Company NT Fixed/Floating Rate Due 05/01/2028*	Corporate Bond 250,000 units	254,337
Fannie Mae Pool #MA1900 4.50% Due 04/01/2044	Government Mortgage Backed Security 237,235 units	254,127
Fannie Mae Pool #AM6428 3.58% Due 08/01/2029	Government Mortgage Backed Security 242,178 units	253,734
Fannie Mae Pool #AM6501 3.32% Due 08/01/2026	Government Mortgage Backed Security 245,000 units	253,530
Ginnie Mae 6% Due 11/16/2032	Government Mortgage Backed Security 226,702 units	251,906
UBS Commercial Mortgage Trust 2012-C1 Variable Rate Due 05/10/2045	Commercial Mortgage-Backed Security 250,000 units	250,575
J.P. Morgan Chase & Company 1.8% Due 01/25/2018*	Corporate Bond 250,000 units	249,981

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Pool #MA1900 4.50% Due 05/01/2039	Government Mortgage Backed Security 233,012 units	249,551
Continental Airlines, Inc. Pass-Through Series 2000-1 Class A-1 8.048% Due 5/1/2022	Corporate Bond 226,504 units	249,438
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Mortgage Backed Security 229,984 units	248,917
National Credit Union Association Guaranteed Trust 2010-R3 Due 12/06/2020	Government Mortgage Backed Security 248,019 units	248,877
Stadshypotek AB (publ) 1.875% Due 10/02/2019	Corporate Bond 250,000 units	248,288
Shire Acquisitions 1.9% Due 09/23/2019	Corporate Bond 250,000 units	247,737
Oracle Corporation 2.4% Due 09/15/2023	Corporate Bond 248,000 units	244,899
Merrill Lynch & Co., Inc. 6.875% Due 04/25/2018*	Corporate Bond 240,000 units	243,667
Providence Health & Services 2.746% Due 10/01/2026	Corporate Bond 250,000 units	242,180
Federal Home Loan Mortgage Corporation Tranche 00374 Series KF34 Class A Floating Rate Due 08/25/2024	Government Commercial Mortgage-Backed Security 244,993 units	241,479
GS Mortgage Securities Corporation Trust 2011-GC5 Due 08/10/2044	Commercial Mortgage-Backed Security 245,000 units	239,925
Siemens 2% Due 09/15/2023	Corporate Bond 250,000 units	239,630
Abbvie Inc. 3.6% Due 05/14/2025	Corporate Bond 232,000 units	238,513
Verizon Communications Inc. 4.4% Due 11/01/2034	Corporate Bond 231,000 units	235,398
Credit Acceptance Corp. Auto Loan 2.4% Due 02/15/2023	Asset Backed Security 232,609 units	232,839
Anadarko Petroleum Corporation 6.45% Due 09/15/2036	Corporate Bond 190,000 units	232,714
Public Service Electric and Gas Company 4.05% Due 05/01/2045	Corporate Bond 220,000 units	232,059
Federal Home Loan Mortgage Corporation Pool #G08792 3.5% Due 12/01/2047	Government Mortgage Backed Security 224,257 units	230,646
Fannie Mae Remic Trust 2004-W12 6.5% Due 07/25/2044	Government Mortgage Backed Security 198,039 units	226,145
Fannie Mae Series 2002-86 6% Due 09/25/2032	Government Mortgage Backed Security 201,604 units	225,801
Shell International Finance BV 4.375% Due 05/11/2045	Corporate Bond 200,000 units	224,875
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 170,000 units	223,280
Anheuser-Busch 4.9% Due 02/01/2046	Corporate Bond 192,000 units	222,526
Federal Home Loan Mortgage Corporation Pool #G18592 3% Due 03/01/2031	Government Mortgage Backed Security 217,199 units	221,279
Fannie Mae Remic Series 2004-T1 6% Due 01/25/2044	Government Mortgage Backed Security 197,544 units	220,481
Fannie Mae Series 2017-T1 Class A 2.898% Due 06/25/2027	Government Mortgage Backed Security 221,952 units	220,480
MidAmerican Energy 4.8% Due 09/15/2043	Corporate Bond 183,000 units	219,807
Comcast Corporation 4.4% Due 08/15/2035	Corporate Bond 200,000 units	218,659
Hero Funding LLC 2017-2 Fixed 3.28% Due 09/20/2048	Asset Backed Security 218,741 units	217,872
Fannie Mae Pool #AN1161 3.05% Due 04/01/2028	Government Mortgage Backed Security 215,000 units	217,869
Bank of America Corporation 3.004% Due 12/20/2023*	Corporate Bond 215,000 units	215,552
Ginnie Mae 2015-H32 Remic Pass-Through Class FH Due 12/20/2065	Government Mortgage Backed Security 213,719 units	215,420
Verizon Communications Inc. 5.25% Due 03/16/2037	Corporate Bond 195,000 units	214,438
UBS-Bank of America Merrill Lynch Trust Series 2012-WRM 3.663% Due 06/10/2030*	Commercial Mortgage-Backed Security 211,000 units	214,085
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bond 200,000 units	212,652
New York State Dormitory Authority 5.289% Due 03/15/2033	Municipal/Provincial Bond 180,000 units	211,135
Energy Transfer 5.15% Due 03/15/2045	Corporate Bond 215,000 units	209,055
Federal Home Loan Mortgage Corporation Multiclass Tranche 2.72% Due 07/25/2026	Government Commercial Mortgage-Backed Security 210,000 units	208,543
Fannie Mae Series 2013-96 3.5% Due 09/25/2038	Government Mortgage Backed Security 201,508 units	207,037
Bank of America Corporation 4.125% Due 01/22/2024*	Corporate Bond 194,000 units	206,330

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Massachusetts State 4.91% Due 05/01/2029	Municipal/Provincial Bond 175,000 units	205,424
Aetna Inc. 2.8% Due 06/15/2023	Corporate Bond 208,000 units	204,709
Fannie Mae Series 2009-W1 6% Due 12/25/2049	Government Mortgage Backed Security 181,565 units	204,160
UBS-Barclays Commercial Mortgage Trust 2012-C2 3.52500009537% Due 05/10/2063	Commercial Mortgage-Backed Security 197,600 units	204,084
Healthcare Realty Trust Inc. 3.75% Due 04/15/2023	Corporate Bond 200,000 units	203,431
GE Capital International Funding Company 3.373% Due 11/15/2025	Corporate Bond 200,000 units	203,413
Ford Motor Credit Company LLC 3.336% Due 03/18/2021	Corporate Bond 200,000 units	203,127
Barclays PLC 3.684% Due 01/10/2023	Corporate Bond 200,000 units	202,956
Healthcare Trust of America Inc. 3.5% Due 08/01/2026	Corporate Bond 205,000 units	201,838
Williams Partners LP 3.6% Due 03/15/2022	Corporate Bond 197,000 units	201,513
The Goldman Sachs Group Inc. 5.375% Due 03/15/2020	Corporate Bond 190,000 units	201,463
American Credit Acceptance 2.8599998951% Due 06/12/2023	Asset Backed Security 201,000 units	200,899
CRH Finance America Inc. 3.4% Due 05/09/2027	Corporate Bond 200,000 units	199,955
Federal Home Loan Mortgage Corporation Series 4374 Class NC Step/up Due 02/15/2046	Government Mortgage Backed Security 195,027 units	199,187
Santander Drive Auto 1.5% Due 08/17/2020	Asset Backed Security 199,000 units	198,673
AstraZeneca PLC 3.125% Due 06/12/2027	Corporate Bond 200,000 units	197,634
The Goldman Sachs Group Inc. 3.85% Due 07/08/2024	Corporate Bond 190,000 units	197,081
Continental Airlines, Inc. Pass-Through 5.983% Due 04/19/2023	Corporate Bond 179,736 units	195,967
AT&T Inc. 4.75% Due 05/15/2046	Corporate Bond 200,000 units	195,609
Bank of New York Mellon Corporation 2.5% Due 04/15/2021	Corporate Bond 195,000 units	195,439
Progress Residential Series 2015-SFR2 Class B 3.138% Due 06/12/2032	Asset Backed Security 195,000 units	194,769
Kraft Heinz Foods Co 3% Due 06/01/2026	Corporate Bond 200,000 units	192,456
Drive Auto 2.75% Due 09/15/2023	Asset Backed Security 191,000 units	191,270
Sprint Spectrum Coompany LLC 3.36% Due 09/20/2021	Corporate Bond 187,500 units	188,672
The Goldman Sachs Group Inc. 3.85% Due 01/26/2027	Corporate Bond 183,000 units	187,878
Comcast Corporation 3.0% Due 02/01/2024	Corporate Bond 185,000 units	186,225
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 175,000 units	185,500
The Goldman Sachs Group Inc. 3.272% Due 09/29/2025	Corporate Bond 185,000 units	184,255
UnitedHealth Group, Inc. 3.75% Due 10/15/2047	Corporate Bond 180,000 units	183,648
Fannie Mae Remic Trust 2001-81 6.5% Due 01/25/2032	Government Mortgage Backed Security 162,940 units	182,926
General Motors Company 6.6% Due 04/01/2036	Corporate Bond 150,000 units	182,758
WFRBS Commercial Mortgage Trust Variable Rate Due 03/15/2045	Commercial Mortgage-Backed Security 190,000 units	180,459
Federal National Mortgage Association Pool #Al0561 3.738% Due 06/01/2018	Government Mortgage Backed Security 179,542 units	179,801
Fannie Mae Remic Trust 2007-93 4.50% Due 09/25/2037	Government Mortgage Backed Security 167,934 units	175,860
Anheuser-Busch 3.65% Due 02/01/2026	Corporate Bond 170,000 units	175,436
Reynolds American Inc. 6.875% Due 05/01/2020	Corporate Bond 160,000 units	175,423
Flagship Credit Auto 2.96000003815% Due 07/15/2023	Asset Backed Security 175,000 units	174,849
Crown Castle International Corporation 3.2% Due 09/01/2024	Corporate Bond 175,000 units	173,185
Federal Home Loan Mortgage Corporation Pool #G18626 2.5% Due 01/01/2032	Government Mortgage Backed Security 172,333 units	172,129
American Credit Acceptance Receivables Series 15-2 Class B 2.97% Due 05/12/2021	Asset Backed Security 171,866 units	172,110
Santander Drive Auto Receivables Trust Series 17-1 Class D 3.17% Due 04/17/2023	Asset Backed Security 171,000 units	171,870
HSBC Holdings PLC 4% Due 03/30/2022	Corporate Bond 163,000 units	170,264
Celgene Corporation 5% Due 08/15/2045	Corporate Bond 150,000 units	170,189
Exeter Automobile 1.84% Due 11/16/2020	Asset Backed Security 168,967 units	168,773

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Total Capital International 3.7% Due 01/15/2024	Corporate Bond 160,000 units	168,700
Wells Fargo & Company 4.1% Due 06/03/2026*	Corporate Bond 160,000 units	167,780
Buckeye Partners LP 3.95% Due 12/01/2026	Corporate Bond 170,000 units	167,095
Cox Communications, Inc. 3.85% Due 02/01/2025	Corporate Bond 160,000 units	163,728
Ginnie Mae Pool 2013-H05 Remic Pass-Through Class FB Floating Rate Due 02/20/2062	Government Mortgage Backed Security 163,667 units	163,680
AT&T Inc. 5.15% Due 11/15/2046	Corporate Bond 160,000 units	163,525
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	163,460
Santander Drive Auto 2.1% Due 06/15/2021	Asset Backed Security 163,000 units	162,543
Fannie Mae Pool #MA2896 3.5% Due 02/01/2047	Government Mortgage Backed Security 157,749 units	162,051
Enterprise Products Company 3.75% Due 02/15/2025	Corporate Bond 157,000 units	161,882
CarFinance Capital Auto Trust 2014-2 Class B 2.64% Due 11/16/2020	Asset Backed Security 160,000 units	159,919
HCP, Inc. 4.2% Due 03/01/2024	Corporate Bond 150,000 units	156,928
Exeter Automobile Receivable 17-2A Class C 3.93% Due 04/17/2023	Asset Backed Security 155,000 units	156,273
J.P. Morgan Chase & Company 4.25% Due 10/15/2020*	Corporate Bond 149,000 units	156,229
Microsoft Corporation 2.875% Due 02/06/2024	Corporate Bond 154,000 units	156,229
Westgate Resorts 2.15% Due 12/20/2026	Corporate Bond 155,108 units	154,417
Fannie Mae Series 2017-M5 Class A2 3.303% Due 04/25/2029	Government Commercial Mortgage-Backed Security 152,000 units	154,271
General Electric Capital Corporation 5.875% Due 01/14/2038	Corporate Bond 119,000 units	153,889
Strip Principal Zero Coupon Due 02/15/2020	Government Bond 160,000 units	153,714
United States Treasury SEC Stripped Interest Payment Due 05/15/2020	Government Bond 160,000 units	153,061
Raymond James Financial, Inc. 4.95% Due 07/15/2046	Corporate Bond 135,000 units	152,625
Fannie Mae Remic Trust 2010-137 4.5% Due 10/25/2040	Government Mortgage Backed Security 143,167 units	150,620
Southern California Edison 4% Due 04/01/2047	Corporate Bond 140,000 units	150,370
PRICOA Global Funding 1.6% Due 05/29/2018	Corporate Bond 150,000 units	149,862
Constellation Brands Inc. 2.0% Due 11/07/2019	Corporate Bond 150,000 units	149,028
Charter 4.908% Due 07/23/2025	Corporate Bond 140,000 units	148,846
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 140,000 units	148,649
Aercap Ireland Capital 3.65% Due 07/21/2027	Corporate Bond 150,000 units	148,450
Fannie Mae Pool #AP0645 3.5% Due 07/01/2032	Government Mortgage Backed Security 143,732 units	148,417
Wells Fargo & Company 3% Due 10/23/2026*	Corporate Bond 150,000 units	147,024
Plains All American Pipeline LP 4.5% Due 12/15/2026	Corporate Bond 145,000 units	146,987
Federal Home Loan Mortgage Corporation Multiclass Series 2072 6.5% Due 07/15/2028	Government Mortgage Backed Security 132,862 units	146,950
HCP, Inc. 4.25% Due 11/15/2023	Corporate Bond 140,000 units	146,941
HBOS plc Tranche # Sb 00008 6.75% Due 5/21/2018	Corporate Bond 143,000 units	145,424
Niagara Mohawk Power Corporation 3.508% Due 10/01/2024	Corporate Bond 136,000 units	140,770
SFAVE Commerical Series 2015-5 Class A-1 3.872% Due 01/05/2043	Commercial Mortgage-Backed Security 140,000 units	140,770
General Motors Company 4.875% Due 10/02/2023	Corporate Bond 130,000 units	140,682
Federal Home Loan Mortgage Corporation Multiclass Series 3415 Class TF Due 08/15/2035	Government Mortgage Backed Security 138,102 units	139,894
Drive Auto Receivables Trust Class D 3.84% Due 03/15/2023	Asset Backed Security 137,000 units	139,764
Federal Home Loan Mortgage Corporation Multiclass Series 4168 Class JA 3.5% Due 02/15/2043	Government Mortgage Backed Security 138,399 units	139,575
Kraft Heinz Foods Co 4.375% Due 06/01/2046	Corporate Bond 140,000 units	138,677
Hero Funding Service 2017-1A Nt Class A2 4.46% Due 09/20/2047	Asset Backed Security 134,533 units	138,587
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Mortgage Backed Security 123,559 units	138,484
Time Warner Inc. 4.75% Due 03/29/2021	Corporate Bond 130,000 units	138,372

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Valeant Pharmaceuticals International, Inc. 5.5% Due 03/01/2023	Corporate Bond 150,000 units	137,250
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Mortgage Backed Security 121,282 units	136,856
Ginnie Mae Pool 2012-84 Class LI I/O 4% Due 05/16/2042	Government Mortgage Backed Security 867,909 units	136,453
Transcanada 3.75% Due 10/16/2023	Corporate Bond 130,000 units	135,829
Kaiser Foundation Hospitals Inc. 4.15% Due 05/01/2047	Corporate Bond 125,000 units	135,068
Ginnie Mae Pool #MA4382 3.5% Due 04/20/2047	Government Mortgage Backed Security 130,430 units	134,968
Constellation Brands Inc. 6% Due 05/01/2022	Corporate Bond 120,000 units	134,872
Rockies Express Pipeline LLC 6.85% Due 07/15/2018	Corporate Bond 132,000 units	134,310
Reckson Operating Partnership, LP 4.5% Due 12/01/2022	Corporate Bond 128,000 units	134,048
GS Mortgage Securities Corporation 2012-AlohaCommerical 3.551% 4/10/2034	Commercial Mortgage-Backed Security 130,000 units	134,042
ONEOK Partners LP 4.9% Due 03/15/2025	Corporate Bond 125,000 units	134,028
Liberty Street Trust 2016-225L 3.597% Due 02/10/2036	Commercial Mortgage-Backed Security 130,000 units	133,902
Citigroup Inc. 3.7% Due 01/12/2026	Corporate Bond 130,000 units	133,836
Bank Of Montreal 2.35% Due 09/11/2022	Corporate Bond 135,000 units	132,798
Commercial Mortgage Trust Series 2016-787S Class A Bonds 3.545% Due 02/10/2036	Commercial Mortgage-Backed Security 130,000 units	132,770
Santander Drive Auto Receivables Trust Series 2017-1 Note Class C 2.58% Due 05/16/2022	Asset Backed Security 133,000 units	132,613
Bank of America Merrill Lynch Commercial Mortgage 3.5343% Due 03/10/2037*	Commercial Mortgage-Backed Security 130,000 units	132,149
BP Capital Markets PLC 3.814% Due 02/10/2024	Corporate Bond 125,000 units	131,408
Chevron Corporation 2.419% Due 11/17/2020	Corporate Bond 130,000 units	130,786
Ford Motor Company 7.45% Due 07/16/2031	Corporate Bond 100,000 units	130,721
Wells Fargo Commercial Mortgage Trust 2013-120B Pass-through 03/18/2028*	Commercial Mortgage-Backed Security 130,000 units	130,041
Westpac Banking Corporation 2.5% Due 06/28/2022	Corporate Bond 130,000 units	129,188
VNDO 2013-Penn Mortgage Trust Commercial Mortgage Pass-through Capital Trust Fund Class A 3.808% Due 12/13/2029	Commercial Mortgage-Backed Security 125,000 units	128,853
Comm 2013-300P Mortgage 4.353% Due 08/10/2030	Commercial Mortgage-Backed Security 120,000 units	128,569
FirstEnergy Transmission LLC 5.45% Due 07/15/2044	Corporate Bond 108,000 units	128,285
J.P. Morgan Mortgage Trust Series 2004-A3 Due 07/25/2034*	Non-Government Backed Collateralized Mortgage Obligation 129,924 units	128,199
Fannie Mae Remic Series 2013-6 Class GI 09/25/2032	Government Mortgage Backed Security 1,276,129 units	127,658
AT&T Inc. 4.9% Due 08/14/2037	Corporate Bond 125,000 units	126,574
The Western Union Company 3.6% Due 03/15/2022	Corporate Bond 125,000 units	126,544
Ginnie Mae 0% Due 12/20/2040	Government Mortgage Backed Security 146,572 units	126,430
American Home Mortgage Investment Trust Series 2004-3 Class 5A Variable Rate Due 10/25/2034	Non-Government Backed Collateralized Mortgage Obligation 125,650 units	126,423
Apple Inc. 2.15% Due 02/09/2022	Corporate Bond 128,000 units	126,336
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Mortgage Backed Security 120,467 units	126,116
American Credit Acceptance 3.69000005722% Due 06/12/2023	Asset Backed Security 124,000 units	124,813
Apple Inc. 2.4% Due 05/03/2023	Corporate Bond 126,000 units	124,703
Fannie Mae Pool #MA3058 4% Due 07/01/2047	Government Mortgage Backed Security 118,805 units	124,344
RBS Commercial Funding Inc. 2013-GSP Trust Class A Variable Rate Due 01/13/2032	Commercial Mortgage-Backed Security 120,000 units	124,184
Anheuser-Busch 4.7% Due 02/01/2036	Corporate Bond 111,000 units	124,115
United States Of America Treasury Bonds 2.5% Due 02/15/2045	Government Bond 130,000 units	123,932

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS7 5.5% Due 05/25/2034	Non-Government Backed Collateralized Mortgage Obligation 121,311 units	123,927
Nabors Industries Limited 4.625% Due 09/15/2021	Corporate Bond 130,000 units	123,825
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Mortgage Backed Security 122,619 units	123,547
EOG Resources, Inc. 2.625% Due 03/15/2023	Corporate Bond 124,000 units	122,577
Nissan Auto 1.34% Due 10/15/2020	Asset Backed Security 123,000 units	122,437
Ameriprise Financial, Inc. 4% Due 10/15/2023	Corporate Bond 115,000 units	122,381
Drive Auto 4.18% Due 03/15/2024	Asset Backed Security 119,000 units	122,216
Merrill Lynch Mortgage Investors, Inc. Series 2003-5 Class-A1 Due 10/25/2028*	Non-Government Backed Collateralized Mortgage Obligation 124,521 units	122,118
Verizon Communications Inc. 4.522% Due 09/15/2048	Corporate Bond 123,000 units	121,112
Berkshire Hathaway Inc. 2.75% Due 03/15/2023	Corporate Bond 120,000 units	120,784
Drive Auto Receivables Trust Class C 2.84% Due 04/15/2022	Asset Backed Security 120,000 units	120,531
Northeast Utilities 3.15% Due 01/15/2025	Corporate Bond 120,000 units	120,453
Morgan Stanley Capital I Trust 2011-C3 4.054% Due 07/15/2049	Commercial Mortgage-Backed Security 117,074 units	119,995
Federal Home Loan Mortgage Association Pool #G08676 3.5% Due 11/01/2045	Government Mortgage Backed Security 115,927 units	119,225
Capital One Financial Corporation 3.75% Due 04/24/2024	Corporate Bond 115,000 units	118,141
Ventas Realty Limited Partnership 3.75% Due 05/01/2024	Corporate Bond 115,000 units	118,076
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Mortgage Backed Security 110,986 units	117,109
Ford Credit Auto Owner 1.33% Due 10/15/2020	Asset Backed Security 117,000 units	116,451
Federal Home Loan Mortgage Corporation Multiclass Tranche 00430 3.151% Due 11/25/2025	Government Commercial Mortgage-Backed Security 113,000 units	116,093
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Mortgage Backed Security 102,558 units	114,851
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 85,000 units	114,640
Praxair, Inc. 1.25% Due 11/07/2018	Corporate Bond 115,000 units	114,526
The Mosaic Company 5.45% Due 11/15/2033	Corporate Bond 105,000 units	114,351
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	113,966
Volt LVI LLC Class A-1 Due 03/25/2047	Asset Backed Security 113,208 units	113,693
Ontario Province Canada 4% Due 10/07/2019	Municipal/Provincial Bond 110,000 units	113,422
Verizon Owner Trust 2016-1 1.42% Due 01/20/2021	Asset Backed Security 114,000 units	113,251
Ohio State University General Receipts 4.8% Due 06/01/2111	Municipal/Provincial Bond 100,000 units	112,325
British Telecommunications PLC Step-up Due 12/15/2030	Corporate Bond 75,000 units	112,055
New York City Municipal Water Finance Authority; Water/Sewer 5.44% Due 06/15/2043	Municipal/Provincial Bond 85,000 units	111,841
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Mortgage Backed Security 105,337 units	111,731
Norfolk Southern Corporation 2.903% Due 02/15/2023	Corporate Bond 111,000 units	111,535
Port Authority NY & NJ 5.647% Due 11/01/2040	Municipal/Provincial Bond 85,000 units	111,489
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Mortgage Backed Security 104,639 units	110,994
Burlington Northern and Santa Fe Railway Company 4.15% Due 04/01/2045	Corporate Bond 102,000 units	110,843
International Lease Finance Corporation 5.875% Due 08/15/2022	Corporate Bond 100,000 units	110,787
Cisco Systems, Inc. 3.625% Due 03/04/2024	Corporate Bond 105,000 units	110,616
Fannie Mae Tranche 00743 3.5% Due 10/25/2037	Government Mortgage Backed Security 108,143 units	110,304
Hydro-Quebec Series 8.4% Due 01/15/2022	Municipal/Provincial Bond 90,000 units	107,716
Walgreens Boots Alliance, Inc. 4.8% Due 11/18/2044	Corporate Bond 100,000 units	107,665
HCP, Inc. 3.875% Due 08/15/2024	Corporate Bond 105,000 units	107,472
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	107,251
Energy Transfer Partners LP 5.2% Due 2/1/2022	Corporate Bond 100,000 units	106,763

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Multiclass Tranche 2.838% Due 09/25/2022	Government Commercial Mortgage-Backed Security 105,000 units	106,513
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Commercial Mortgage-Backed Security 111,096 units	106,401
Sequoia Mortgage Trust 2004-1 Floating Rate Due 11/20/2034	Non-Government Backed Collateralized Mortgage Obligation 107,234 units	106,394
Jefferies Group LLC 6.875% Due 04/15/2021	Corporate Bond 95,000 units	106,277
General Electric Capital Corporation 5.625% Due 05/01/2018	Corporate Bond 105,000 units	106,253
Merrill Lynch Mortgage Investors, Inc. Series 2004-B Class 1 Due 05/25/2029*	Non-Government Backed Collateralized Mortgage Obligation 108,425 units	106,088
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 100,000 units	105,959
AT&T Inc. 4.45% Due 04/01/2024	Corporate Bond 100,000 units	105,781
The Goldman Sachs Group Inc. 7.5% Due 02/15/2019	Corporate Bond 100,000 units	105,684
Americredit 1.53% Due 07/08/2021	Asset Backed Security 106,000 units	105,309
Exeter Automobile Receivables Trust 2017-1 Class B 144A 3.0% Due 12/15/2021	Asset Backed Security 105,000 units	105,215
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 105,000 units	105,192
Nordea Bank AB 4.875% Due 01/27/2020	Corporate Bond 100,000 units	105,050
Nissan Auto Class A-3 2.12% Due 04/18/2022	Asset Backed Security 105,000 units	104,819
DT Auto Owner Trust Series 17-1 A Class C 144A 2.7% Due 11/15/2022	Asset Backed Security 105,000 units	104,729
Macmo Master Asset Securitization Trust 5.5% Due 12/25/2033	Non-Government Backed Collateralized Mortgage Obligation 102,834 units	104,536
21st Century Fox 3.7% Due 10/15/2025	Corporate Bond 100,000 units	104,357
DT Auto Owner Trust 2017-2 Asset Backed Note Class C 144A 3.03% Due 01/17/2023	Asset Backed Security 104,000 units	104,010
The Goldman Sachs Group Inc. 3.5% Due 11/16/2026	Corporate Bond 103,000 units	103,603
Canadian Pacific Railway Limited 7.125% Due 10/15/2031	Corporate Bond 75,000 units	102,620
Union Pacific Corporation 3.25% Due 01/15/2025	Corporate Bond 100,000 units	102,383
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	102,360
Lincoln National Corporation 6.25% Due 02/15/2020	Corporate Bond 95,000 units	102,299
Baker Hughes 4.08% Due 12/15/2047	Corporate Bond 100,000 units	101,707
Wells Fargo & Company 3.3% Due 09/09/2024*	Corporate Bond 100,000 units	101,551
Bank of America Corporation 3.3% Due 01/11/2023*	Corporate Bond 99,000 units	101,277
Citigroup Inc. 2.9% Due 12/08/2021	Corporate Bond 100,000 units	100,658
Morgan Stanley 3.125% Due 07/27/2026	Corporate Bond 102,000 units	100,606
Simon Property Group Inc. 3.375% Due 12/01/2027	Corporate Bond 100,000 units	100,463
AIG Sun America Global Financing 6.9% Due 03/15/2032	Corporate Bond 75,000 units	100,028
John Deere Capital Corporation 3.35% 06/12/2024	Corporate Bond 97,000 units	99,885
NBC Universal Enterprise, Inc. 1.974% Due 04/15/2019	Corporate Bond 100,000 units	99,819
Caterpillar Financial Services Limited 2.1% Due 01/10/2020	Corporate Bond 100,000 units	99,793
Xcel Energy Inc. 2.6% Due 03/15/2022	Corporate Bond 100,000 units	99,752
Flagship Credit Auto 3.61999988556% Due 07/15/2023	Asset Backed Security 100,000 units	99,700
MetLife Global 3.875% Due 04/11/2022*	Corporate Bond 95,000 units	99,622
The Goldman Sachs Group Inc. 2.35% Due 11/15/2021	Corporate Bond 101,000 units	99,469
NiSource Finance Corporation 2.65% Due 11/17/2022	Corporate Bond 100,000 units	99,246
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	98,944
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	98,445
Reynolds Group 5.75% Due 10/15/2020	Corporate Bond 96,911 units	98,364
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	95,727
Shell International Finance BV 4% Due 05/10/2046	Corporate Bond 89,000 units	94,790
American Tower Corporation 3.0% Due 06/15/2023	Corporate Bond 95,000 units	94,751
Apache Corporation 6% Due 01/15/2037	Corporate Bond 80,000 units	94,622
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 75,000 units	94,533

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae II Pool #3760 Series 2035 5.5% Due 09/20/2035	Government Mortgage Backed Security 85,373 units	94,479
Comcast Corporation 2.35% Due 01/15/2027	Corporate Bond 100,000 units	94,440
Texas Eastern Transmission, LP 2.8% Due 10/15/2022	Corporate Bond 95,000 units	94,393
Fannie Mae Series 417 Class C11 2.5% Due 2/25/2028	Government Mortgage Backed Security 1,246,047 units	94,353
Nissan Auto 1.32% Due 01/15/2021	Asset Backed Security 95,000 units	94,343
Schlumberger Investment 2.4% Due 08/01/2022	Corporate Bond 95,000 units	93,849
Chevron Phillips Chemical Company LLC 3.4% Due 12/01/2026	Corporate Bond 91,000 units	93,330
Enbridge Inc. 4.25% Due 12/01/2026	Corporate Bond 89,000 units	93,061
Shell International Finance BV 2.875% Due 05/10/2026	Corporate Bond 92,000 units	92,001
HSBC Holdings PLC 4.875% Due 01/14/2022	Corporate Bond 85,000 units	91,454
United States Treasury SEC Stripped Interest Payment Due 02/15/2034	Government Bond 140,000 units	91,218
Bank of New York Company, Inc. 3.65% Due 02/04/2024	Corporate Bond 87,000 units	91,055
UBS Commercial Mortgage Income Only Trust 2012-C1 2.561868% Due 05/10/2045	Commercial Mortgage-Backed Security 1,256,542 units	91,036
Homestar Mortgage Acceptance Corporation Series 2004-4 Class A3 Floating Rate Due 09/25/2034	Non-Government Backed Collateralized Mortgage Obligation 91,350 units	90,973
Magellan Midstream Partners LP 5.15% Due 10/15/2043	Corporate Bond 80,000 units	90,492
Diageo Capital PLC 4.828% Due 07/15/2020	Corporate Bond 85,000 units	90,328
Michigan Indiana Power Company 7% Due 03/15/2019	Corporate Bond 85,000 units	89,617
Royal Bank Of Canada 4.65% Due 01/27/2026	Corporate Bond 83,000 units	89,443
Rabobank Netherlands Variable Rate Due 12/29/2049	Corporate Bond 80,000 units	89,400
Citigroup Inc. 3.2% Due 10/21/2026	Corporate Bond 90,000 units	89,297
Shell International Finance BV 4.375% Due 03/25/2020	Corporate Bond 85,000 units	88,883
Sunoco Logistics 4.25% Due 04/01/2024	Corporate Bond 87,000 units	88,694
Renew 2017-1 Funding Note Class A 144A 3.67000007629% Due 09-20-2052	Asset Backed Security 89,495 units	88,430
U.S. Bancorp Tranche Trust 00175 3.7% Due 01/30/2024	Corporate Bond 84,000 units	88,220
Amazon.com, Inc. 4.8% Due 12/05/2034	Corporate Bond 75,000 units	88,030
Americredit 1.81% Due 10/08/2020	Asset Backed Security 87,519 units	87,489
Verizon Communications Inc. 4.15% Due 03/15/2024	Corporate Bond 83,000 units	87,299
Penske Truck Leasing Company LP 3.375% Due 02/01/2022	Corporate Bond 85,000 units	86,591
First Horizon National Corporation 4.75% Due 12/25/2034	Non-Government Backed Collateralized Mortgage Obligation 85,717 units	86,215
Costco Wholesale Corporation 2.75% Due 05/18/2024	Corporate Bond 86,000 units	85,922
Red Finance Inc. 4.25% Due 05/15/2024	Corporate Bond 86,000 units	85,785
The PNC Financial Services Group, Inc. 2.84% Due 11/09/2022	Corporate Bond 85,000 units	85,150
United States Treasury SEC Stripped Interest Payment Due 08/15/2032	Government Bond 125,000 units	85,044
Chase Mortgage Financial Trust Series 2007-A1 Pass-Through Due 02/25/2037*	Non-Government Backed Collateralized Mortgage Obligation 84,301 units	84,989
Toyota Auto 1.3% Due 04/15/2020	Asset Backed Security 84,810 units	84,492
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Mortgage Backed Security 79,544 units	83,993
American Water Capital Corporation 3% Due 12/01/2026	Corporate Bond 85,000 units	83,890
United States Treasury Bond Inflation Index 2% Due 01/15/2026	Index Linked Government Bond 60,000 units	83,874
Abbott Laboratories 3.875% Due 09/15/2025	Corporate Bond 81,000 units	83,780
Deutsche Bank AG 3.375% Due 05/12/2021	Corporate Bond 83,000 units	83,766
Boeing Company 6% Due 03/15/2019	Corporate Bond 80,000 units	83,679
Statoil ASA 2.65% Due 01/15/2024	Corporate Bond 84,000 units	83,637
Centene Corp 4.75% Due 01/15/2025	Corporate Bond 82,000 units	83,435
Petro-Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	83,371

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Wells Fargo Mortgage Backed Securities 2004-EE Trust Variable Rate Due 12/25/2034*	Non-Government Backed Collateralized Mortgage Obligation 80,735 units	83,193
Bank of America Corporation 3.95% Due 04/21/2025*	Corporate Bond 80,000 units	82,729
State Street Corporation 3.55% Due 08/18/2025	Corporate Bond 79,000 units	82,096
Exelon Generation Company LLC 6.25% Due 10/01/2039	Corporate Bond 70,000 units	81,887
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 100,000 units	81,860
Time Warner Cable Inc. 6.75% Due 07/01/2018	Corporate Bond 80,000 units	81,773
Time Warner Cable Inc. 7.3% Due 07/1/2038	Corporate Bond 65,000 units	81,475
Sempra Energy Company 9.8% Due 02/15/2019	Corporate Bond 75,000 units	81,228
Flagship Credit Auto 2.83% Due 03/15/2023	Asset Backed Security 81,000 units	81,207
Duke Energy Florida 3.2% Due 01/15/2027	Corporate Bond 80,000 units	80,992
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 80,000 units	80,985
American Express Company 7% Due 03/19/2018	Corporate Bond 80,000 units	80,857
PFP 2015-2 Limited-PFP 2015-2 LLC Class A Variable Rate Due 07/14/2034	Commercial Mortgage-Backed Security 80,836 units	80,803
CMS Energy Corporation 3.45% Due 08/15/2027	Corporate Bond 80,000 units	80,707
Noble Energy, Inc. 5.05% Due 11/15/2044	Corporate Bond 75,000 units	80,336
Cardinal Health, Inc. 3.2% Due 03/15/2023	Corporate Bond 80,000 units	80,083
Citigroup Inc. 4.45% Due 09/29/2027	Corporate Bond 75,000 units	79,403
Colony American Finance 2016-1 Secondary Note Class A Due 06/15/2048	Commercial Mortgage-Backed Security 80,086 units	79,376
Agrium Inc. 5.25% Due 01/15/2045	Corporate Bond 68,000 units	79,116
Capital One Financial Corporation 4.2% Due 10/29/2025	Corporate Bond 76,000 units	78,191
Medco Health 4.125% Due 09/15/2020	Corporate Bond 75,000 units	77,828
Hero Funding Trust 2016-3 3.08% Due 09/20/2042	Non-Government Backed Collateralized Mortgage Obligation 78,744 units	77,714
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 75,000 units	77,492
Westpac Banking Corporation 4.322% Due 11/23/2031	Corporate Bond 75,000 units	77,273
Oncor Electric Delivery Company 6.8% Due 09/1/2018	Corporate Bond 75,000 units	77,248
Canadian Natural Resources Limited 3.8% Due 04/15/2024	Corporate Bond 75,000 units	77,238
NextEra Energy Capital Holdings, Inc. 3.625% Due 06/15/2023	Corporate Bond 75,000 units	77,110
BP Capital Markets PLC 3.245% Due 05/06/2022	Corporate Bond 75,000 units	76,874
GlaxoSmithKline PLC 2.85% Due 05/08/2022	Corporate Bond 75,000 units	76,126
Federal Home Loan Mortgage Corporation Series 3542 Class N 0% Due 07/15/2036	Government Mortgage Backed Security 85,733 units	76,109
Verizon Communications Inc. 3.125% Due 03/16/2022	Corporate Bond 75,000 units	76,043
Sequoia Mortgage Trust 2004-1, 2004-8 Variable Rate Due 09/20/2034	Non-Government Backed Collateralized Mortgage Obligation 76,847 units	75,672
New York State Electric & Gas Corporation 3.25% Due 12/01/2026	Corporate Bond 75,000 units	75,614
MidAmerican Energy 5.3% Due 03/15/2018	Corporate Bond 75,000 units	75,543
Toyota Motor Corp 2.125% Due 07/18/2019	Corporate Bond 75,000 units	75,002
Bank of Nova Scotia 2.7% Due 03/07/2022	Corporate Bond 75,000 units	75,000
Structured Asset Securities Corporation 2003-26A Pass-Through Due 09/25/2033	Non-Government Backed Collateralized Mortgage Obligation 74,264 units	74,758
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	74,636
Citigroup Inc. 4.6% Due 03/09/2026	Corporate Bond 70,000 units	74,496
Capital One Financial Corporation 3.2% Due 02/05/2025	Corporate Bond 75,000 units	74,266
Invesco Finance PLC 4% Due 01/30/2024	Corporate Bond 70,000 units	73,815
Republic Services, Inc. 5.5% Due 09/15/2019	Corporate Bond 70,000 units	73,611
Daiwa Securities Group Inc. 3.129% Due 04/19/2022	Corporate Bond 73,000 units	73,443
Nucor Corporation 4% Due 08/01/2023	Corporate Bond 70,000 units	73,296
Consolidated Edison Company of New York Inc. 3.875% Due 06/15/2047	Corporate Bond 70,000 units	73,208

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Remic Series 2013-13 Class IK Due 03/25/2028	Government Mortgage Backed Security 862,945 units	72,872
Hyundai Auto 1.12% Due 11/15/2019	Asset Backed Security 73,057 units	72,866
Federal Home Loan Mortgage Corporation Multiclass Series 4030 Income Only 3.50% Due 04/15/2027	Government Mortgage Backed Security 738,627 units	72,759
Microsoft Corporation 3.45% Due 08/08/2036	Corporate Bond 70,000 units	72,169
BP Capital Markets PLC 3.224% Due 04/14/2024	Corporate Bond 70,000 units	71,724
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 59,000 units	71,553
Precision 3.25% Due 06/15/2025	Corporate Bond 70,000 units	71,551
Sumitomo Mitsui 2.632% Due 07/14/2026	Corporate Bond 75,000 units	71,394
United Technologies Corporation 4.15% Due 05/15/2045	Corporate Bond 67,000 units	71,373
PepsiCo, Inc. 2.375% Due 10/06/2026	Corporate Bond 75,000 units	71,325
Structured Asset Securities Corporation Series 2004-6XS Due 03/25/2034	Asset Backed Security 70,935 units	70,988
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Class QN Floating Rate Due 05/15/2041	Government Mortgage Backed Security 67,938 units	70,541
Citigroup Inc. 3.4% Due 05/01/2026	Corporate Bond 70,000 units	70,418
Westar Energy Inc. 3.1% Due 04/01/2027	Corporate Bond 70,000 units	70,389
Ecolab Inc. 1.55% Due 01/12/2018	Corporate Bond 70,000 units	69,992
General Mills Inc. 3.2% Due 02/10/2027	Corporate Bond 70,000 units	69,834
Bank of America Corporation 4.25% Due 10/22/2026*	Corporate Bond 66,000 units	69,553
Principal Life Global 2.375% Due 11/21/2021*	Corporate Bond 70,000 units	69,481
CenterPoint Energy 3% Due 02/01/2027	Corporate Bond 69,000 units	68,666
United Technologies Corporation 1.95% Due 11/01/2021	Corporate Bond 70,000 units	68,389
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Mortgage Backed Security 61,543 units	68,218
Plains All American Pipeline LP 4.9% Due 02/15/2045	Corporate Bond 71,000 units	68,180
American Tower Corporation 2.25% Due 01/15/2022	Corporate Bond 70,000 units	68,177
Synchrony Financial 3.7% Due 08/04/2026	Corporate Bond 69,000 units	68,029
Microsoft Corporation 2% Due 08/08/2023	Corporate Bond 70,000 units	67,999
Honeywell International Inc. 2.5% Due 11/01/2026	Corporate Bond 70,000 units	67,704
BCC Funding XIII LLC 2.2% Due 12/20/2021	Asset Backed Security 67,775 units	67,618
Abbvie Inc. 4.3% Due 05/14/2036	Corporate Bond 63,000 units	67,506
Target Corporation 2.5% Due 04/15/2026	Corporate Bond 70,000 units	67,302
Medtronic Global Holdings 3.35% Due 04/01/2027	Corporate Bond 65,000 units	66,694
Potash Corporation of Saskatchewan, Inc. 3.625% Due 03/15/2024	Corporate Bond 65,000 units	66,623
Burlington Northern and Santa Fe Railway Company 3.25% Due 06/15/2027	Corporate Bond 65,000 units	66,492
The Home Depot, Inc. 3.75% Due 02/15/2024	Corporate Bond 63,000 units	66,423
CWMBS, Inc. 5.25% Due 05/25/2034	Non-Government Backed Collateralized Mortgage Obligation 66,207 units	66,362
Prudential Financial Inc. 3.905% Due 12/07/2047*	Corporate Bond 65,000 units	66,300
General Electric Capital Corporation Trust 00750 Variable Rate Due 08/15/36	Corporate Bond 75,000 units	66,083
Constellation 4.75% Due 11/15/2024	Corporate Bond 60,000 units	65,748
Fannie Mae 1.43% Due 03/25/2037	Government Mortgage Backed Security 529,553 units	65,672
BB&T Corporation 2.625% Due 06/29/2020	Corporate Bond 65,000 units	65,443
Anheuser-Busch 2.65% Due 02/01/2021	Corporate Bond 65,000 units	65,326
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Mortgage Backed Security 58,450 units	65,296
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Mortgage Backed Security 60,501 units	64,951
Fannie Mae Remic Trust 2007-W1 Variable Rate Due 11/25/2046	Government Mortgage Backed Security 64,717 units	64,831
Atmos Energy Corporation 3.0% Due 06/15/2027	Corporate Bond 65,000 units	64,675

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae Pool #AE8877 Series 2037 5.5% Due 01/15/2037	Government Mortgage Backed Security 57,648 units	64,418
United States Treasury Bills Due 03/01/2018	Short Term Bills and Notes 64,000 units	63,869
Teachers Insurance & Annuity 4.27% Due 05/15/2047	Corporate Bond 60,000 units	63,452
Central Garden & Pet 6.125% Due 11/15/2023	Corporate Bond 60,000 units	63,450
Oracle Corporation 3.85% Due 07/15/2036	Corporate Bond 60,000 units	63,405
Energy Transfer 3.6% Due 02/01/2023	Corporate Bond 63,000 units	63,066
Thornburg Mortgage Securities Trust 2004-3 Pass-Through Floating Rate Due 11/30/2044	Non-Government Backed Collateralized Mortgage Obligation 66,058 units	62,620
NiSource Finance Corporation 5.65% Due 02/01/2045	Corporate Bond 50,000 units	62,611
Fannie Mae Remic Trust 2005-103 Variable Rate Due 07/25/2035	Government Mortgage Backed Security 54,088 units	62,579
Encore Credit Floating Rate 2.0407% Due 01/25/2036	Asset Backed Security 62,562 units	62,569
Morgan Stanley Dean Witter Capital I Trust 2003-HYB1 Variable Rate Due 02/25/2033	Non-Government Backed Collateralized Mortgage Obligation 67,527 units	62,366
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 50,000 units	62,046
Ginnie Mae 2007-024 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 381,130 units	61,743
MidAmerican Energy 3.75% Due 11/15/2023	Corporate Bond 59,000 units	61,438
PPL Capital Funding Inc. 3.4% Due 06/01/2023	Corporate Bond 60,000 units	61,211
GS Mortgage Securities Corporation 2005-RP2 Variable Rate Due 03/25/2035	Non-Government Backed Collateralized Mortgage Obligation 66,841 units	61,194
Host Hotels & Resorts Inc. 3.875% Due 04/01/2024	Corporate Bond 60,000 units	61,045
DT Auto Owner Trust 3.77% Due 10/17/2022	Asset Backed Security 60,700 units	60,639
Master Adjustable Rate Mortgages Trust 2004-8 Due 08/25/2034	Non-Government Backed Collateralized Mortgage Obligation 59,963 units	60,607
Deutsche Bank AG 3.125% Due 01/13/2021	Corporate Bond 60,000 units	60,353
Cisco Systems, Inc. 2.95% Due 02/28/2026	Corporate Bond 60,000 units	60,283
American Express Credit Corporation 2.7% Due 03/03/2022	Corporate Bond 60,000 units	60,195
Master Alternative Loan Trust 2004-1 5.5% Pass-Through	Non-Government Backed Collateralized Mortgage Obligation 59,406 units	60,167
Analog Devices, Inc. 3.125% Due 12/05/2023	Corporate Bond 60,000 units	60,122
Regency Centers LP 3.6% Due 02/01/2027	Corporate Bond 60,000 units	60,055
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Commercial Mortgage-Backed Security 64,070 units	60,024
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033	Non-Government Backed Collateralized Mortgage Obligation 59,276 units	59,884
Chevron Corporation 2.566% Due 05/16/2023	Corporate Bond 60,000 units	59,866
Nelnet Student Loan Trust 2008-4 Floating Rate Due 04/25/2024	Asset Backed Security 59,440 units	59,840
Kroger Company 2.8% Due 08/01/2022	Corporate Bond 60,000 units	59,782
The Goldman Sachs Group Inc. 3.75% Due 05/22/2025	Corporate Bond 58,000 units	59,755
The Goldman Sachs Group Inc. 2.905% Due 07/24/2023	Corporate Bond 60,000 units	59,581
BB&T Corporation 2.05% Due 05/10/2021	Corporate Bond 60,000 units	59,143
Shell International Finance BV 4.125% Due 05/11/2035	Corporate Bond 54,000 units	58,906
Northern States Power Company 4.125% Due 05/15/2044	Corporate Bond 54,000 units	58,900
Qualcomm Inc. 2.9% Due 05/20/2024	Corporate Bond 60,000 units	58,540
Southern Power Company 1.95% Due 12/15/2019	Corporate Bond 59,000 units	58,515
BMW US Capital, LLC 2.25% Due 09/15/2023	Corporate Bond 60,000 units	58,287
CPS Auto 1.65% Due 11/15/2019	Asset Backed Security 57,974 units	57,939
Master Alternative Loan Trust 2004-3 6.25% Due 04/25/2034	Non-Government Backed Collateralized Mortgage Obligation 54,320 units	56,574
Medtronic Inc. 4.375% Due 03/15/2035	Corporate Bond 50,000 units	56,366
Prosper Marketplace Inc. Series 17 -1A Class A 2.56% Due 06/15/2023	Asset Backed Security 55,914 units	56,082
Morgan Stanley Fixed Income 1.875% Due 01/05/2018	Corporate Bond 56,000 units	55,999
Boardwalk REIT 5.95% Due 06/01/2026	Corporate Bond 50,000 units	55,773

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Santander Drive Auto Fixed 3.73% Due 07/17/2023	Asset Backed Security 55,000 units	55,550
Wells Fargo Mortgage Backed Securities Variable Rate Due 09/25/2034*	Non-Government Backed Collateralized Mortgage Obligation 54,252 units	55,536
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Mortgage Backed Security 49,650 units	55,465
Sempra Energy Company 4.05% Due 12/01/2023	Corporate Bond 53,000 units	55,438
Agrium Inc. 3.375% Due 03/15/2025	Corporate Bond 55,000 units	55,254
Laboratory Corporation of America Holdings 2.5% Due 11/01/2018	Corporate Bond 55,000 units	55,169
Time Warner Inc. 3.6% Due 07/15/2025	Corporate Bond 55,000 units	55,123
Canadian Natural Resources Limited 3.85% Due 06/01/2027	Corporate Bond 54,000 units	55,116
Devon Financing Corporation ULC 7.875% Due 09/30/2031	Corporate Bond 40,000 units	54,912
Public Service Electric and Gas Company 2.25% Due 09/15/2026	Corporate Bond 58,000 units	54,557
UnitedHealth Group, Inc. 3.1% Due 03/15/2026	Corporate Bond 54,000 units	54,399
Noble Energy, Inc. 5.25% Due 11/15/2043	Corporate Bond 49,000 units	54,231
Biogen Inc. 3.625% Due 09/15/2022	Corporate Bond 52,000 units	53,890
Southern Natural Gas Company LLC Due 3/15/2047	Corporate Bond 49,000 units	53,885
Apple Inc. 2.85% Due 05/06/2021	Corporate Bond 53,000 units	53,850
Goodman Us Finance Three LLC 3.7% Due 03/15/2028	Corporate Bond 54,000 units	53,584
AT&T Inc. 5.45% Due 03/01/2047	Corporate Bond 50,000 units	53,439
PepsiCo, Inc. 3.1% Due 07/17/2022	Corporate Bond 52,000 units	53,246
American Airlines Group Inc. 3.0% Due 04/15/2030	Corporate Bond 54,454 units	53,228
Tennessee Valley Authority Global Power Bond Series A 4.25% Due 09/15/2065	Government Agency 45,000 units	53,201
CCO Holdings LLC 5.125% Due 05/01/2027	Corporate Bond 54,000 units	53,190
Manulife Financial Corporation 4.15% Due 03/04/2026	Corporate Bond 50,000 units	53,101
Verizon Communications Inc. 4.672% Due 03/15/2055	Corporate Bond 55,000 units	53,099
Air Canada 3.55% Due 07/15/2031	Corporate Bond 53,000 units	52,994
General Motors Financial Company, Inc. 4% Due 10/06/2026	Corporate Bond 52,000 units	52,886
APT Pipelines Limited 4.25% Due 07/15/2027	Corporate Bond 51,000 units	52,777
UnitedHealth Group, Inc. 3.75% Due 07/15/2025	Corporate Bond 50,000 units	52,701
Sprint Nextel Corporation 9% Due 11/15/2018	Corporate Bond 50,000 units	52,630
Duke Energy Carolinas, LLC 4.3% Due 06/15/2020	Corporate Bond 50,000 units	52,370
National Retail Properties, Inc. 4% Due 11/15/2025	Corporate Bond 51,000 units	52,316
Entergy Corporation 4.0% Due 07/15/2022	Corporate Bond 50,000 units	52,197
Washington Mutual Mortgage 5.5% Due 04/25/2033	Non-Government Backed Collateralized Mortgage Obligation 50,989 units	52,128
AmeriCredit CDA Automobile Series 17-1 Class D 3.13% Due 01/18/2023	Asset Backed Security 52,000 units	52,093
Hewlett/Packard Company 4.65% Due 12/09/2021	Corporate Bond 49,000 units	52,083
Kraft Foods Group, Inc. 5.375% Due 02/10/2020	Corporate Bond 49,000 units	51,915
Hydro-Quebec Series 8.05% Due 07/07/2024	Municipal/Provincial Bond 40,000 units	51,687
Quintiles 4.875% Due 05/15/2023	Corporate Bond 50,000 units	51,500
CVS Corporation 1999-11 Trust 7.15% Pass Thru Due 5/15/2019	Corporate Bond 39,917 units	51,457
Florida Power & Light Company 3.25% Due 06/01/2024	Corporate Bond 50,000 units	51,401
Southwestern Electric 3.9% Due 04/01/2045	Corporate Bond 50,000 units	51,298
Duke Energy Indiana, LLC 3.75% Due 05/15/2046	Corporate Bond 50,000 units	51,288
MPLX LP 4.125% Due 03/01/2027	Corporate Bond 50,000 units	51,212
Pacific Gas & Electric Company 4% Due 12/01/2046	Corporate Bond 51,000 units	51,053
Bank of New York Company, Inc. 3.25% Due 09/11/2024	Corporate Bond 50,000 units	51,050
Microsoft Corporation 3.125% Due 11/03/2025	Corporate Bond 50,000 units	51,047
SunTrust Banks Inc 2.7% Due 01/27/2022	Corporate Bond 51,000 units	50,998
AT&T Inc. 4.25% Due 03/01/2027	Corporate Bond 50,000 units	50,971

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Morgan Stanley Capital I Trust 2011-C1 Class A-3 4.7% Due 09/15/2020	Commercial Mortgage-Backed Security 50,624 units	50,733
Arrow Electronics Inc. 3.5% Due 04/01/2022	Corporate Bond 50,000 units	50,670
Toyota Motor Credit Corporation 2.9% Due 04/17/2024	Corporate Bond 50,000 units	50,538
Carlisle Companies Inc. 3.5% Due 12/01/2024	Corporate Bond 50,000 units	50,395
Morgan Stanley Mortgage Loan Trust 2004-2AR Due 09/25/2034	Non-Government Backed Collateralized Mortgage Obligation 49,170 units	50,380
Manulife Financial Corporation 4.061% Due 02/24/2032	Corporate Bond 50,000 units	50,377
DDR Corporation 3.9% Due 08/15/2024	Corporate Bond 50,000 units	50,371
Ford Credit Auto Owner 1.28% Due 09/15/2019	Asset Backed Security 50,415 units	50,363
EPR Properties 4.5% Due 06/01/2027	Corporate Bond 50,000 units	50,285
Orange SA 2.75% Due 02/06/2019	Corporate Bond 50,000 units	50,276
American International Group 3.875% Due 01/15/2035	Corporate Bond 50,000 units	50,189
Actavis Inc. 3.25% Due 10/01/2022	Corporate Bond 50,000 units	50,154
The Commonwealth Bank of Australia 2.75% Due 03/10/2022	Corporate Bond 50,000 units	50,144
Eli Lilly and Company 2.75% Due 06/01/2025	Corporate Bond 50,000 units	50,139
Roper Technologies, Inc. 2.8% Due 12/15/2021	Corporate Bond 50,000 units	50,088
Prudential Financial, Inc. 2.35% Due 08/15/2019*	Corporate Bond 50,000 units	50,034
The Walt Disney Company 2.45% Due 03/04/2022	Corporate Bond 50,000 units	49,946
Darden Restaurants Inc. 3.85% Due 05/01/2027	Corporate Bond 49,000 units	49,937
Rockwell Collins Inc. 3.5% Due 03/15/2027	Corporate Bond 49,000 units	49,891
Viacom Inc. 3.875% Due 04/01/2024	Corporate Bond 50,000 units	49,886
Vornado Realty LP 3.5% Due 01/15/2025	Corporate Bond 50,000 units	49,876
Citigroup Inc. 2.876% Due 07/24/2023	Corporate Bond 50,000 units	49,749
Macquarie Group Limited 3.189% Due 11/28/2023	Corporate Bond 50,000 units	49,652
Apple Inc. 2.75% Due 01/13/2025	Corporate Bond 50,000 units	49,565
CBS Corporation 3.7% Due 06/01/2028	Corporate Bond 50,000 units	49,309
Martin Marietta 3.45% Due 06/01/2027	Corporate Bond 50,000 units	49,286
Fannie Mae Remic Trust 2010-49 Variable Rate Due 03/25/2040	Government Mortgage Backed Security 42,174 units	49,266
Ryder Systems Inc. 2.5% Due 09/01/2022	Corporate Bond 50,000 units	49,102
Valeant Pharmaceuticals International, Inc. 5.625% Due 01/12/2021	Corporate Bond 50,000 units	48,875
J.P. Morgan Mortgage Trust 2006-A2 3.75% Due 04/25/2036*	Non-Government Backed Collateralized Mortgage Obligation 47,993 units	48,850
Intel Corporation 3.7% Due 07/29/2025	Corporate Bond 46,000 units	48,564
CBS Corporation 3.7% Due 08/15/2024	Corporate Bond 47,000 units	48,362
Expedia Inc. 3.8% Due 02/15/2028	Corporate Bond 50,000 units	48,315
American Airlines Group Inc. 3.65% Due 06/15/2028	Corporate Bond 47,400 units	48,075
Banc of America Funding Corporation Series 2005-E Class 4-A-1 Due 03/20/2035*	Non-Government Backed Collateralized Mortgage Obligation 46,979 units	47,655
Southern Natural Gas Company 8% Due 03/01/2032	Corporate Bond 35,000 units	47,451
Entergy Louisiana LLC 2.4% Due 10/01/2026	Corporate Bond 50,000 units	47,331
VMware Inc. 2.95% Due 08/21/2022	Corporate Bond 47,000 units	46,869
Tenet Healthcare Corporation 4.625% Due 07/15/2024	Corporate Bond 48,000 units	46,800
Air Lease Corporation 2.125% Due 01/15/2020	Corporate Bond 47,000 units	46,655
Health Care REIT, Inc. 4% Due 06/01/2025	Corporate Bond 45,000 units	46,532
Plains All American Pipeline 4.65% Due 10/15/2025	Corporate Bond 45,000 units	46,372
American Express Credit Corporation 1.8% Due 07/31/2018	Corporate Bond 46,000 units	45,970
Buckeye Partners LP 4.35% Due 10/15/2024	Corporate Bond 45,000 units	45,920
Apple Inc. 3.85% Due 08/04/2046	Corporate Bond 44,000 units	45,855
Ginnie Mae Remic Series 2008-40 Floating Rate Due 05/16/2038	Government Mortgage Backed Security 291,831 units	45,612
Bank of America Corporation 4% Due 04/01/2024*	Corporate Bond 43,000 units	45,456

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Northrop Grumman Corporation 3.2% Due 02/01/2027	Corporate Bond 45,000 units	45,168
Illinois Tool Works Inc. 3.5% Due 03/01/2024	Corporate Bond 43,000 units	45,010
Novartis Capital Corporation 3.4% Due 05/06/2024	Corporate Bond 43,000 units	44,719
The Goldman Sachs Group Inc. 2.908% Due 06/05/2023	Corporate Bond 45,000 units	44,701
Texas Instruments Inc. 2.75% Due 03/12/2021	Corporate Bond 44,000 units	44,582
Morgan Stanley 3.591% Due 07/22/2028	Corporate Bond 44,000 units	44,405
TC Pipelines LP 3.9% Due 05/25/2027	Corporate Bond 44,000 units	44,220
Verizon Communications Inc. 4.5% Due 08/10/2033	Corporate Bond 42,000 units	44,051
Suncor Energy Inc. 3.6% Due 12/01/2024	Corporate Bond 43,000 units	43,944
Exeter Automobile 2.84% Due 08/16/2021	Asset Backed Security 44,000 units	43,943
AmeriCredit Automobile Receivables Class B 2.3% Due 02/18/2022	Asset Backed Security 44,000 units	43,922
Vodafone Group PLC 6.15% Due 02/27/2037	Corporate Bond 35,000 units	43,900
AbbVie Inc. 3.2% Due 11/06/2022	Corporate Bond 43,000 units	43,664
Lowes Companies, Inc. 3.375% Due 09/15/2025	Corporate Bond 42,000 units	43,276
MPLX LP 4.875% Due 12/01/2024	Corporate Bond 40,000 units	43,116
Boston Properties Limited Partnership 2.75% Due 10/01/2026	Corporate Bond 45,000 units	42,451
Union Pacific Corporation 3.75% Due 03/15/2024	Corporate Bond 40,000 units	42,276
PepsiCo, Inc. 4.45% Due 04/14/2046	Corporate Bond 37,000 units	42,045
Athene Global Funding 2.75% Due 04/20/2020	Corporate Bond 42,000 units	42,021
Fannie Mae Stripped Mortgage-Backed Securities Trust 410 Class 29 4% Due 05/25/2027	Government Mortgage Backed Security 468,465 units	41,998
Opteum Mortgage Acceptance Corporation 2005-4 Class I-A1C Floating Rate Due 11/25/2035	Non-Government Backed Collateralized Mortgage Obligation 41,829 units	41,973
Virginia Electric & Power Company 4.45% Due 02/15/2044	Corporate Bond 37,000 units	41,744
Apple Inc. 3% Due 02/09/2024	Corporate Bond 41,000 units	41,520
American Tower Corporation 4% Due 06/01/2025	Corporate Bond 40,000 units	41,449
Realty Income Corporation 3.875% Due 07/15/2024	Corporate Bond 40,000 units	41,271
Dow Chemical Company 8.55% Due 05/15/2019	Corporate Bond 38,000 units	41,161
SBA Communications 4.875% Due 09/01/2024	Corporate Bond 40,000 units	41,100
Marsh & McLennan Companies, Inc. 2.35% Due 03/06/2020	Corporate Bond 41,000 units	40,977
Morgan Stanley Trust 2012-IO Remic Pass-Through 1% Due 03/27/2051	Commercial Mortgage-Backed Security 40,765 units	40,906
Americredit Corporation 1.27% Due 01/08/2020	Asset Backed Security 40,802 units	40,789
The Charles Schwab Corporation 3.2% Due 03/02/2027	Corporate Bond 40,000 units	40,365
FedEx Corporation 3.3% Due 03/15/2027	Corporate Bond 40,000 units	40,268
John Deere Capital Corporation 2.65% Due 01/06/2022	Corporate Bond 40,000 units	40,233
US Bancorp 2.625% Due 01/24/2022	Corporate Bond 40,000 units	40,230
DXC Technology Company Senior Notes Floating Due 3/01/2021	Corporate Bond 40,000 units	40,098
Sumitomo Mitsui 2.84% Due 01/11/2022	Corporate Bond 40,000 units	40,079
GLS Auto 2.73% Due 10/15/2020	Asset Backed Security 39,981 units	40,049
Western Gas Partners 3.95% Due 06/01/2025	Corporate Bond 40,000 units	39,996
Celgene Corporation 3.45% Due 11/15/2027	Corporate Bond 40,000 units	39,970
Brixmor Operating Partnership LP 3.85% Due 02/01/2025	Corporate Bond 40,000 units	39,947
PNC Funding Corp 4.375% Due 08/11/2020	Corporate Bond 38,000 units	39,929
Alabama Power Company 5.875% Due 12/01/2022	Corporate Bond 35,000 units	39,813
General Motors Financial Company, Inc. 3.7% Due 05/09/2023	Corporate Bond 39,000 units	39,777
Jackson National Life Global Funding 2.25% Due 04/29/2021	Corporate Bond 40,000 units	39,573
PNC Funding Corp 6.7% Due 06/10/2019	Corporate Bond 37,000 units	39,254
Teva 3.65% Due 11/10/2021	Corporate Bond 41,000 units	39,003
Westlake 2.7% Due 10/17/2022	Asset Backed Security 39,000 units	39,003
GS Mortgage Securities Corporation 2004-6F 5.5% Due 05/25/3034	Non-Government Backed Collateralized Mortgage Obligation 37,886 units	38,933

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ford Credit Auto Lease Trust 2017-B NT Class A-3 2.03% Due 12/15/2020	Asset Backed Security 39,000 units	38,841
DBUBS Mortgage Trust Pass-Through Income Only Series 2011-LC2 Class X-A Due 07/10/2044	Commercial Mortgage-Backed Security 1,433,302 units	38,831
Fannie Mae 0% Due 12/01/2024	Government Mortgage Backed Security 40,979 units	38,758
Cincinnati Financial Corporation 6.92% Due 05/15/2028	Corporate Bond 30,000 units	38,735
United States Treasury SEC Stripped Interest Payment Due 05/15/2028	Government Bond 50,000 units	38,510
Shire Acquisitions 2.875% Due 09/23/2023	Corporate Bond 39,000 units	38,340
Citigroup Inc. 2.7% Due 03/30/2021	Corporate Bond 38,000 units	38,115
WellCare Group Inc. 5.25% Due 04/01/2025	Corporate Bond 36,000 units	37,980
Avalonbay 2.9% Due 10/15/2026	Corporate Bond 39,000 units	37,959
Ginnie Mae 2004-30 5.5% Due 02/20/2034	Government Mortgage Backed Security 37,246 units	37,944
Boston Properties Limited Partnership 3.2% Due 01/15/2025	Corporate Bond 38,000 units	37,879
Markel Corporation 5.35% Due 06/01/2021	Corporate Bond 35,000 units	37,710
Textron Inc. 3.65% Due 03/15/2027	Corporate Bond 37,000 units	37,603
Westlake 1.57% Due 06/17/2019	Asset Backed Security 37,447 units	37,433
Western Gas Partners 5.375% Due 06/01/2021	Corporate Bond 35,000 units	37,114
Bank of America Corporation 3.419% Due 12/20/2028*	Corporate Bond 37,000 units	37,008
Fannie Mae Pool #550389 6.45% Due 09/1/2030	Government Mortgage Backed Security 36,707 units	36,996
Sunoco Logistics 4.65% Due 02/15/2022	Corporate Bond 35,000 units	36,746
J.P. Morgan Mortgage Trust Series 2004-S1 5.5% Due 09/25/2034*	Non-Government Backed Collateralized Mortgage Obligation 36,731 units	36,700
Valvoline Inc. 4.375% Due 08/15/2025	Corporate Bond 36,000 units	36,360
Berkshire Hathaway Inc. 3.5% Due 02/01/2025	Corporate Bond 35,000 units	36,086
Wells Fargo Mortgage Backed Securities 2004-K Due 07/25/2034*	Non-Government Backed Collateralized Mortgage Obligation 35,802 units	36,002
Banc America Mortgage Securities Inc. 2004-C 3.73055% Due 04/25/2034*	Non-Government Backed Collateralized Mortgage Obligation 35,503 units	35,826
Avangrid Inc. 3.15% Due 12/01/2024	Corporate Bond 36,000 units	35,812
Ginnie Mae 2008-060 Remic Pass-Through 5.5% Due 07/20/2038	Government Mortgage Backed Security 32,794 units	35,692
Rogers Cable Inc. 8.75% Due 05/01/2032	Corporate Bond 25,000 units	35,518
Consumers Energy Company 3.125% Due 08/31/2024	Corporate Bond 35,000 units	35,373
Health Care REIT, Inc. 4.5% Due 01/15/2024	Corporate Bond 33,000 units	35,264
SunTrust Banks Inc 2.5% Due 05/01/2019	Corporate Bond 35,000 units	35,131
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Mortgage Backed Security 34,571 units	35,080
SBA Communications Corporation 4.0% Due 10/01/2022	Corporate Bond 35,000 units	35,044
Enterprise Products Company 7.55% Due 04/15/2038	Corporate Bond 25,000 units	35,014
DT Auto Owner Trust 2.02% Due 08/17/2020	Asset Backed Security 35,000 units	34,960
Atmos Energy Corporation 4.125% Due 10/15/2044	Corporate Bond 32,000 units	34,944
Tyson Foods, Inc. 4.875% Due 08/15/2034	Corporate Bond 31,000 units	34,933
Federal Home Loan Mortgage Corporation Pool #1J1818 5.891% Due 08/1/2037	Government Mortgage Backed Security 32,986 units	34,632
Cardinal Health, Inc. 3.75% Due 09/15/2025	Corporate Bond 34,000 units	34,617
Canadian Natural Resources Limited 3.9% Due 02/01/2025	Corporate Bond 33,000 units	33,975
Intercontinental Exchange Inc. 4% Due 10/15/2023	Corporate Bond 32,000 units	33,903
Federal Home Loan Mortgage Corporation Multiclass Series 3825 Class AP 4% 03/15/2039	Government Mortgage Backed Security 33,479 units	33,783
Crown Castle International Corporation 4% Due 03/01/2027	Corporate Bond 33,000 units	33,740
Phillips 66 3.55% Due 10/01/2026	Corporate Bond 34,000 units	33,698
Intelsat Jackson Holdings S.A. 9.75% Due 07/15/2025	Corporate Bond 35,000 units	33,688

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Nucor Corporation 6.4% Due 12/01/2037	Corporate Bond 25,000 units	33,470
Blackstone Holdings 4.45% Due 07/15/2045	Corporate Bond 31,000 units	33,275
American International Group 4.7% Due 07/10/2035	Corporate Bond 30,000 units	33,179
Dominion Resources Inc. 2.75% Due 01/15/2022	Corporate Bond 33,000 units	32,948
Fannie Mae Remic Series 2004-36 Due 05/25/2034	Government Mortgage Backed Security 25,007 units	32,921
United Air Lines, Inc. 3.1% Due 07/07/2028	Corporate Bond 33,000 units	32,918
Statoil ASA 3.25% Due 11/10/2024	Corporate Bond 32,000 units	32,898
Wells Fargo & Company 4.9% Due 11/17/2045*	Corporate Bond 29,000 units	32,822
Spectrum Brands, Inc. 5.75% Due 07/15/2025	Corporate Bond 31,000 units	32,628
Ginnie Mae 2009-016 Remic Pass-Through Floating Rate Due 05/20/2037	Government Mortgage Backed Security 220,075 units	32,622
Community Health Systems Inc. 6.25% Due 03/31/2023	Corporate Bond 36,000 units	32,400
Enterprise Products Company 3.9% Due 02/15/2024	Corporate Bond 31,000 units	32,302
The Estee Lauder Companies Inc. 3.15% Due 03/15/2027	Corporate Bond 32,000 units	32,221
Nissan Motor Company Limited 1.9% Due 09/14/2021	Corporate Bond 33,000 units	32,104
Pilgrims Pride Corporation 5.875% Due 09/30/2027	Corporate Bond 31,000 units	31,930
Dow Chemical Company 4.25% Due 10/01/2034	Corporate Bond 30,000 units	31,531
Westlake Chemical Corporation 4.375% Due 11/15/2047	Corporate Bond 30,000 units	31,156
ERP Operating Limited Partnership 2.85% Due 11/01/2026	Corporate Bond 32,000 units	31,043
Bank of New York Company, Inc. 2.2% Due 05/15/2019	Corporate Bond 31,000 units	31,041
Kraft Heinz Foods Co 3.95% Due 07/15/2025	Corporate Bond 30,000 units	30,986
Spirit Airlines Inc. Class AA 3.375% Due 08/15/2031	Corporate Bond 31,000 units	30,984
Ginnie Mae 2007-058 Remic Pass-Through Floating Rate Due 10/20/2037	Government Mortgage Backed Security 206,421 units	30,783
Kraft Foods Group, Inc. 3.5% Due 06/06/2022	Corporate Bond 30,000 units	30,698
Fannie Mae Remic Trust 1997-89 7% Due 12/20/2027	Government Mortgage Backed Security 167,313 units	30,681
Pacific Gas & Electric Company 3.5% Due 06/15/2025	Corporate Bond 30,000 units	30,670
Ford Motor Company 4.346% Due 12/08/2026	Corporate Bond 29,000 units	30,235
AT&T Inc. 3.4% Due 08/14/2024	Corporate Bond 30,000 units	30,154
Starbucks Corporation 2.7% Due 06/15/2022	Corporate Bond 30,000 units	30,092
Buckeye Partners LP 2.65% Due 11/15/2018	Corporate Bond 30,000 units	30,087
Apple Inc. 3.45% Due 05/06/2024	Corporate Bond 29,000 units	30,074
General Motors Financial Company Inc. 3.5% Due 11/07/2024	Corporate Bond 30,000 units	29,939
Merck & Company Inc. 2.4% Due 09/15/2022	Corporate Bond 30,000 units	29,892
Bank of America Corporation 4.45% Due 03/03/2026*	Corporate Bond 28,000 units	29,887
Celgene Corporation 3.625% Due 05/15/2024	Corporate Bond 29,000 units	29,825
Parker-Hannifin Corporation 3.3% Due 11/21/2024	Corporate Bond 29,000 units	29,676
CarFinance Capital Auto Trust 2015-1 Class A 1.75% Due 06/15/2021	Asset Backed Security 29,684 units	29,646
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Mortgage Backed Security 26,697 units	29,592
Lockheed Martin Corporation 3.1% Due 01/15/2023	Corporate Bond 29,000 units	29,466
Discovery 6.35% Due 06/01/2040	Corporate Bond 25,000 units	29,410
Fannie Mae Remic Trust Pass-Through Variable Rate Due 01/25/2040	Government Mortgage Backed Security 198,381 units	29,258
State Street Corporation 2.65% Due 05/19/2026	Corporate Bond 30,000 units	29,184
The Walt Disney Company 4.125% Due 06/01/2044	Corporate Bond 27,000 units	29,159
Thermo Fisher Corporation 2.95% Due 09/19/2026	Corporate Bond 30,000 units	29,151
MetLife, Inc. 3.6% Due 11/13/2025*	Corporate Bond 28,000 units	29,127
Energy Transfer Partners LP 6.625% Due 10/15/2036	Corporate Bond 25,000 units	28,798
Washington Mutual Variable Rate Pass-Through Due 09/25/2033	Non-Government Backed Collateralized Mortgage Obligation 28,220 units	28,749
Toronto-Dominion Bank 2.125% Due 04/07/2021	Corporate Bond 29,000 units	28,724

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
American Airlines 3.65% Due 08/15/2030	Corporate Bond 28,000 units	28,610
Rogers Cable Inc. 3.625% Due 12/15/2025	Corporate Bond 28,000 units	28,598
Ginnie Mae 2006-26 Remic 0% Due 06/20/2036	Government Mortgage Backed Security 32,915 units	28,567
Rockwell Collins Inc. 4.8% Due 12/15/2043	Corporate Bond 25,000 units	28,554
Arch Capital Group Ltd. 4.011% Due 12/15/2026	Corporate Bond 27,000 units	28,110
The Home Depot, Inc. 2.125% Due 09/15/2026	Corporate Bond 30,000 units	28,088
Continental Airlines, Inc. Pass-Through 6.9% Due 07/02/2019	Corporate Bond 27,957 units	27,957
Harris Corporation 4.854% Due 04/27/2035	Corporate Bond 25,000 units	27,940
Alabama Power Company 3.55% Due 12/01/2023	Corporate Bond 27,000 units	27,878
American Express Company 3.625% Due 12/05/2024	Corporate Bond 27,000 units	27,782
Toronto-Dominion Bank 1.8% Due 07/13/2021	Corporate Bond 28,000 units	27,419
Crown Castle International Corporation 5.25% Due 01/15/2023	Corporate Bond 25,000 units	27,374
PPL Electric Utilities Corporation 4.125% Due 06/15/2044	Corporate Bond 25,000 units	27,290
DXC Technology Company 4.25% Due 04/15/2024	Corporate Bond 26,000 units	27,083
Ginnie Mae Remic Series 2008-073 Floating Rate Due 08/20/2038	Government Mortgage Backed Security 181,776 units	27,074
Americredit 1.6% Due 11/09/2020	Asset Backed Security 27,000 units	26,956
Wells Fargo & Company 4.75% Due 12/07/2046*	Corporate Bond 24,000 units	26,823
Air Lease Corporation 3% Due 09/15/2023	Corporate Bond 27,000 units	26,791
Nissan Auto 1.11% Due 05/15/2019	Asset Backed Security 26,479 units	26,467
Apple Inc. 4.5% Due 02/23/2036	Corporate Bond 23,000 units	26,365
The Charles Schwab Corporation 4.45% Due 07/22/2020	Corporate Bond 25,000 units	26,343
Advance Auto Parts 4.5% Due 12/01/2023	Corporate Bond 25,000 units	26,284
EnLink Midstream, LLC 4.15% Due 06/01/2025	Corporate Bond 26,000 units	26,271
Natural Rural Utilities 2.95% Due 02/07/2024	Corporate Bond 26,000 units	26,195
Plains All American Pipeline LP 3.65% Due 06/01/2022	Corporate Bond 26,000 units	26,152
Husky Energy Inc. 4% Due 04/15/2024	Corporate Bond 25,000 units	26,115
General Motors Financial Company Inc. 4.35% Due 01/17/2027	Corporate Bond 25,000 units	26,001
AGL Capital Corporation 5.25% Due 08/15/2019	Corporate Bond 25,000 units	25,999
UDR, Inc. 2.95% Due 09/01/2026	Corporate Bond 27,000 units	25,949
The Mosaic Company 4.25% Due 11/15/2023	Corporate Bond 25,000 units	25,888
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 25,000 units	25,860
Athene Global Funding 4.0% Due 01/25/2022	Corporate Bond 25,000 units	25,798
Citigroup Inc. 4.125% Due 07/25/2028	Corporate Bond 25,000 units	25,766
Noble Energy, Inc. 5.625% Due 05/01/2021	Corporate Bond 25,000 units	25,680
National Retail Properties, Inc. 3.9% Due 06/15/2024	Corporate Bond 25,000 units	25,636
Occidental Petroleum Corporation 3.4% Due 04/15/2026	Corporate Bond 25,000 units	25,603
AT&T Inc. 3.95% Due 01/15/2025	Corporate Bond 25,000 units	25,597
Dr Pepper Snapple Group Inc. 2.55% Due 09/15/2026	Corporate Bond 27,000 units	25,596
Ecolab Inc. 3.25% Due 01/14/2023	Corporate Bond 25,000 units	25,561
Barrick North America Finance LLC 4.4% Due 05/30/2021	Corporate Bond 24,000 units	25,404
Actavis Funding SCS 4.55% Due 03/15/2035	Corporate Bond 24,000 units	25,396
Lowes Companies, Inc. 3.125% Due 09/15/2024	Corporate Bond 25,000 units	25,386
Anthem Inc. 3.35% Due 12/01/2024	Corporate Bond 25,000 units	25,363
Johnson Controls International 4.5% Due 02/15/2047	Corporate Bond 23,000 units	25,268
General Motors Company 6.75% Due 04/01/2046	Corporate Bond 20,000 units	25,181
O'Reilly Automotive Inc. 3.6% Due 09/01/2027	Corporate Bond 25,000 units	25,092
Air Lease Corporation 3.625% Due 12/01/2027	Corporate Bond 25,000 units	24,974
Microsoft Corporation 2.375% Due 02/12/2022	Corporate Bond 25,000 units	24,959
Express Scripts 3.05% Due 11/30/2022	Corporate Bond 25,000 units	24,958
Regions Financial Corporation Fixed 2.75% Due 08/14/2022	Corporate Bond 25,000 units	24,921

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Sysco Corporation 3.25% Due 07/15/2027	Corporate Bond 25,000 units	24,916
Orix Corporation 2.9% Due 07/18/2022*	Corporate Bond 25,000 units	24,913
Kellogg Company 3.4% Due 11/15/2027	Corporate Bond 25,000 units	24,879
Xylem Inc 3.25% Due 11/01/2026	Corporate Bond 25,000 units	24,869
Natural Rural Utilities 2.4% Due 04/25/2022	Corporate Bond 25,000 units	24,858
Autonation Inc. 3.5% Due 11/15/2024	Corporate Bond 25,000 units	24,728
GAIF Bond Issuer Proprietary Limited 3.4% Due 09/30/2026	Corporate Bond 25,000 units	24,505
Marathon Petroleum Corporation 3.625% Due 09/15/2024	Corporate Bond 24,000 units	24,476
Federal Home Loan Mortgage Corporation Multiclass Series 12-K708 Floating Rate Due 01/25/2019	Government Commercial Mortgage-Backed Security 2,092,665 units	24,434
The Sherwin-Williams Company 3.45% Due 06/01/2027	Corporate Bond 24,000 units	24,384
Federal Home Loan Mortgage Corporation Pool #1G3623 Adjustable Rate Due 05/1/2037	Government Mortgage Backed Security 23,424 units	24,365
Plains All American Pipeline LP 3.6% Due 11/01/2024	Corporate Bond 25,000 units	24,346
Reliance Standard Tranche 5 3.05% Due 01/20/2021	Corporate Bond 24,000 units	24,326
Ginnie Mae 2009-072 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 166,101 units	24,281
Fortis Inc. 3.055% Due 10/04/2026	Corporate Bond 25,000 units	24,139
Johnson Controls International PLC 3.9% Due 02/14/2026	Corporate Bond 23,000 units	24,064
Energy Transfer 4.05% Due 03/15/2025	Corporate Bond 24,000 units	23,982
Microsoft Corporation 3.5% Due 02/12/2035	Corporate Bond 23,000 units	23,931
Equifax Inc. 3.25% Due 06/01/2026	Corporate Bond 25,000 units	23,910
Bunge Limited Financial Corporation 3% Due 09/25/2022	Corporate Bond 24,000 units	23,821
Federal Home Loan Mortgage Corporation Multiclass Preassign 00121 0% Due 07/15/2036	Government Mortgage Backed Security 26,862 units	23,805
Liberty Properties Ltd. 3.25% Due 10/01/2026	Corporate Bond 24,000 units	23,620
Jackson National Life Funding LLC 3.25% Due 01/30/2024	Corporate Bond 23,000 units	23,230
Morgan Stanley Capital I Trust Due 02/12/2044	Commercial Mortgage-Backed Security 1,840,377 units	23,207
Johnson Controls International PLC Senior Note Step Up Due 07/02/2064	Corporate Bond 21,000 units	23,133
Dow Chemical Co 3% Due 11/15/2022	Corporate Bond 23,000 units	23,122
Dow Chemical Company 4.125% Due 11/15/2021	Corporate Bond 22,000 units	23,068
AmeriCredit Automobile Receivables Class C 2.71% Due 08/18/2022	Asset Backed Security 23,000 units	22,980
Realty Income Corporation 3% Due 01/15/2027	Corporate Bond 24,000 units	22,966
Ginnie Mae Remic Series 2007-16 Floating Rate Due 04/20/2037	Government Mortgage Backed Security 171,093 units	22,909
American Honda Finance Corporation 2.3% Due 09/09/2026	Corporate Bond 24,000 units	22,717
Public Service Company of New Hampshire 3.5% Due 11/01/2023	Corporate Bond 22,000 units	22,691
Fannie Mae Remic Trust 2001-38 Principal Only Due 08/25/2031	Government Mortgage Backed Security 25,067 units	22,614
Arrow Electronics Inc. 4% Due 04/01/2025	Corporate Bond 22,000 units	22,449
Boston Properties Limited Partnership 3.65% Due 02/01/2026	Corporate Bond 22,000 units	22,349
FedEx Corporation 3.9% Due 02/01/2035	Corporate Bond 22,000 units	22,349
DTE Energy Co 3.3% Due 06/15/2022	Corporate Bond 22,000 units	22,325
Equity One ABS, Inc. 5.05% Due 09/25/2033	Asset Backed Security 22,017 units	22,240
Arrow Electronics Inc. 3.875% Due 01/12/2028	Corporate Bond 22,000 units	21,934
Cheniere Corpus Christi Holdings LLC 5.125% Due 06/30/2027	Corporate Bond 21,000 units	21,722
Tyson Foods Inc. 2.25% Due 08/23/2021	Corporate Bond 22,000 units	21,705
Ginnie Mae 2002-41 Remic Trust Floating Rate Due 06/16/2032	Government Mortgage Backed Security 146,479 units	21,661
CMS Energy Corporation 3% Due 05/15/2026	Corporate Bond 22,000 units	21,600
Fannie Mae Remic Series 2008-75 4.5% Due 09/25/2023	Government Mortgage Backed Security 21,402 units	21,513
Raytheon Company 3.15% Due 12/15/2024	Corporate Bond 21,000 units	21,471

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae Floating 2004-86 Remic Pass-Through Due Floating Rate 09/20/2034	Government Mortgage Backed Security 204,508 units	21,296
FedEx Corporation 3.25% Due 04/01/2026	Corporate Bond 21,000 units	21,160
Mitsubishi UFJ Financial Group Inc. 2.998% Due 02/22/2022	Corporate Bond 21,000 units	21,133
The Goldman Sachs Group Inc. 2.6% Due 04/23/2020	Corporate Bond 21,000 units	21,029
Ginnie Mae Remic Series 2006-26 Due 06/20/2036	Government Mortgage Backed Security 117,416 units	20,968
Walgreens Boots Alliance, Inc. 4.5% Due 11/18/2034	Corporate Bond 20,000 units	20,883
AGL Capital Corporation 3.25% Due 06/15/2026	Corporate Bond 21,000 units	20,844
American Express Credit Corporation 2.25% Due 05/05/2021	Corporate Bond 21,000 units	20,834
Kroger Company 4% Due 02/01/2024	Corporate Bond 20,000 units	20,779
Gilead Sciences, Inc. 3.65% Due 03/01/2026	Corporate Bond 20,000 units	20,748
Baltimore Gas and Electric Company 3.5% Due 08/15/2046	Corporate Bond 21,000 units	20,575
First Data Corporation 5% Due 01/15/2024	Corporate Bond 20,000 units	20,575
General Motors Financial Company Inc. 4% Due 01/15/2025	Corporate Bond 20,000 units	20,549
Hasbro Inc. 3.5% Due 09/15/2027	Corporate Bond 21,000 units	20,523
United States Treasury Bond Inflation Index 3.875% Due 04/15/2029	Index Linked Government Bond 10,000 units	20,456
Wi Energy Corporation 3.55% Due 06/15/2025	Corporate Bond 20,000 units	20,448
Pacific Gas & Electric Company 2.95% Due 03/01/2026	Corporate Bond 21,000 units	20,445
Williams Partners LP 3.9% Due 01/15/2025	Corporate Bond 20,000 units	20,384
Huntington Bancshares Incorporated 3.15% Due 03/14/2021	Corporate Bond 20,000 units	20,315
CDK Global Inc. 4.875% Due 06/01/2027	Corporate Bond 20,000 units	20,250
American Airlines Group Inc. 3.35% Due 04/15/2031	Corporate Bond 20,000 units	20,164
Deutsche Bank AG 3.7% Due 5/30/2024	Corporate Bond 20,000 units	20,134
Macquarie Group Limited 2.6% Due 06/24/2019	Corporate Bond 20,000 units	20,054
UnitedHealth Group, Inc. 2.75% Due 02/15/2023	Corporate Bond 20,000 units	20,040
PACCAR Financial Corporation 1.4% Due 05/18/2018	Corporate Bond 20,000 units	19,959
PacifiCorp 3.6% Due 04/01/2024	Corporate Bond 19,000 units	19,862
Martin Marietta 4.25% Due 12/15/2047	Corporate Bond 20,000 units	19,789
Sysco Corporation 3.75% Due 10/01/2025	Corporate Bond 19,000 units	19,757
Ginnie Mae 2008-087 Remic Pass-Through 6.5% Due 10/20/2038	Government Mortgage Backed Security 101,933 units	19,591
Hyundai Auto 1.05% Due 04/15/2019	Asset Backed Security 19,540 units	19,530
The Provident Service Corporation 2.746% Due 10/01/2026	Corporate Bond 20,000 units	19,374
Roper Technologies, Inc. 3% Due 12/15/2020	Corporate Bond 19,000 units	19,226
The Home Depot, Inc. 2.625% Due 06/01/2022	Corporate Bond 19,000 units	19,106
Marsh & McLennan Companies, Inc. 2.75% Due 01/30/2022	Corporate Bond 19,000 units	19,038
The Home Depot, Inc. 3% Due 04/01/2026	Corporate Bond 19,000 units	19,025
Mead Johnson Company 4.6% Due 06/01/2044	Corporate Bond 17,000 units	18,954
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Mortgage Backed Security 18,863 units	18,916
Sumitomo Mitsui 2.442% Due 10/19/2021	Corporate Bond 19,000 units	18,800
Magellan Midstream Partners LP 4.2% Due 12/01/2042	Corporate Bond 19,000 units	18,671
Fannie Mae Remic Pass-Through Trust 2009-112 Floating Rate Due 01/25/2040	Government Mortgage Backed Security 130,467 units	18,623
Enterprise Products Operating LLC 3.7% Due 02/15/2026	Corporate Bond 18,000 units	18,431
7 WTC Depositor, LLC Trust 2012-WTC 4.082% Due 03/13/2031	Commercial Mortgage-Backed Security 18,309 units	18,386
Cisco Systems, Inc. 2.9% Due 03/04/2021	Corporate Bond 18,000 units	18,328
Exelon Generation Company LLC 3.4% Due 03/15/2022	Corporate Bond 18,000 units	18,302
Mead Johnson Company 3% Due 11/15/2020	Corporate Bond 18,000 units	18,270
Fannie Mae Remic Trust 2010-35 Variable Rate Due 04/25/2040	Government Mortgage Backed Security 122,345 units	18,124

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Citigroup Mortgage Loan Trust 2003-1 5.25% Due 09/25/2033	Non-Government Backed Collateralized Mortgage Obligation 18,039 units	18,119
Brookfield Financial Inc. 4.7% Due 09/20/2047	Corporate Bond 17,000 units	17,816
Walgreens Boots Alliance, Inc. 3.45% Due 06/01/2026	Corporate Bond 18,000 units	17,799
Fannie Mae Remic Trust 2008-91 Floating Rate Due 03/25/2038	Government Mortgage Backed Security 158,856 units	17,680
Shell International Finance BV 3.4% Due 08/12/2023	Corporate Bond 17,000 units	17,652
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Mortgage Backed Security 95,271 units	17,468
PHH Mortgage Trust Series 6% Due 07/25/2038	Non-Government Backed Collateralized Mortgage Obligation 17,226 units	17,390
ACE INA Holdings Inc. 2.875% Due 11/03/2022	Corporate Bond 17,000 units	17,231
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Mortgage Backed Security 84,358 units	16,854
Energy Transfer 4.75% Due 01/15/2026	Corporate Bond 16,000 units	16,600
CCO Holdings LLC 5.0% Due 02/01/2028	Corporate Bond 17,000 units	16,533
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 10/15/2040	Government Mortgage Backed Security 115,060 units	16,388
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Principal Only Due 02/15/2036	Government Mortgage Backed Security 18,678 units	16,304
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Mortgage Backed Security 14,486 units	16,255
Thermo Fisher Corporation 3% Due 04/15/2023	Corporate Bond 16,000 units	16,099
Consolidated Edison Inc. 2.0% Due 03/15/2020	Corporate Bond 16,000 units	15,913
Federal Home Loan Mortgage Corporation Multiclass 0% Due 11/15/2037	Government Mortgage Backed Security 16,297 units	15,850
Exelon Generation Company LLC 4.25% Due 06/15/2022	Corporate Bond 15,000 units	15,740
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Mortgage Backed Security 15,132 units	15,470
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Mortgage Backed Security 113,503 units	15,462
Citigroup Inc. 5.3% Due 05/06/2044	Corporate Bond 13,000 units	15,349
Bank of New York Mellon Corporation 3.442% Due 02/07/2028 & 02/07/2027	Corporate Bond 15,000 units	15,332
Ginnie Mae 2009-106 Floating Rate Due 06/20/2037	Government Mortgage Backed Security 153,277 units	15,317
Ginnie Mae Remic Series 2008-79 Floating Rate Due 09/20/2038	Government Mortgage Backed Security 89,275 units	15,241
General Motors Financial Company, Inc. 3.1% Due 01/15/2019	Corporate Bond 15,000 units	15,080
Banc America Alternative Loan Trust 2004-6 5% Due 07/25/2019*	Non-Government Backed Collateralized Mortgage Obligation 15,084 units	15,071
Fannie Mae Remic Trust 2006-20 Variable Rate Due 04/25/2036	Government Mortgage Backed Security 102,187 units	15,067
Marsh & McLennan Companies, Inc. 2.35% Due 09/10/2019	Corporate Bond 15,000 units	15,042
PSEG Power LLC 4.3% Due 11/15/2023	Corporate Bond 14,000 units	14,923
Burlington Northern and Santa Fe Railway Company 3.75% Due 04/01/2024	Corporate Bond 14,000 units	14,819
Shell International Finance BV 4.55% Due 08/12/2043	Corporate Bond 13,000 units	14,786
Federal Home Loan Mortgage Corporation Multiclass Preassign 00890 Due 04/15/2036	Government Mortgage Backed Security 16,425 units	14,758
Americredit 1.42% Due 10/08/2019	Asset Backed Security 14,741 units	14,737
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Due 02/15/2036	Government Mortgage Backed Security 16,175 units	14,071
Teva 3.15% Due 10/01/2026	Corporate Bond 17,000 units	14,036
Target Corporation 3.5% Due 07/01/2024	Corporate Bond 13,000 units	13,553
QEP Resources Inc. 5.375% Due 10/01/2022	Corporate Bond 13,000 units	13,293
Thermo Fisher Corporation 3.15% Due 01/15/2023	Corporate Bond 13,000 units	13,162
Diamondback Energy Inc. 4.75% Due 11/01/2024	Corporate Bond 13,000 units	13,049

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Mortgage Backed Security 6,557 units	12,910
Thermo Fisher Scientific Inc. 4.15% Due 02/01/2024	Corporate Bond 12,000 units	12,729
Southern Company Gas Capital Corporation 2.45% Due 10/01/2023	Corporate Bond 13,000 units	12,581
Gilead Sciences, Inc. 4.6% Due 09/01/2035	Corporate Bond 11,000 units	12,395
Dominion Gas Holdings, LLC 2.8% Due 11/15/2020	Corporate Bond 12,000 units	12,092
Dr Pepper Snapple Group Inc. 2.53% Due 11/15/2021	Corporate Bond 12,000 units	11,976
Federal Home Loan Mortgage Corporation Multiclass Series 2611 Floating Rate Due 05/15/2033	Government Mortgage Backed Security 9,597 units	11,785
Ginnie Mae 2010-014 Remic Pass-Through Principal Only Due 12/20/2032	Government Mortgage Backed Security 12,078 units	11,679
Ginnie Mae 2008-091 Remic Pass-Through 6.5% Due 11/20/2038	Government Mortgage Backed Security 104,978 units	11,566
CBS Corporation 4.9% Due 08/15/2044	Corporate Bond 11,000 units	11,561
Virginia Electric & Power Company 3.45% Due 02/15/2024	Corporate Bond 11,000 units	11,358
American Water Capital Corporation 3.4% Due 03/01/2025	Corporate Bond 11,000 units	11,336
Duke Realty Limited Partnership 3.625% Due 04/15/2023	Corporate Bond 11,000 units	11,268
Statoil ASA 3.15% Due 01/23/2022	Corporate Bond 11,000 units	11,250
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004-QS3 5% Due 03/25/2019	Non-Government Backed Collateralized Mortgage Obligation 11,262 units	11,232
Fifth Third Bancorp 2.875% Due 07/27/2020	Corporate Bond 11,000 units	11,116
Federal Home Loan Mortgage Corporation Multiclass Series 3171 Principal Only Due 06/15/2036	Government Mortgage Backed Security 12,007 units	11,020
Morgan Stanley Mortgage Loan Trust 2004-2AR 5% Due 09/25/2034	Non-Government Backed Collateralized Mortgage Obligation 10,980 units	11,003
Arizona Public Service Company 2.2% Due 01/15/2020	Corporate Bond 11,000 units	10,968
E*TRADE Financial Corporation 3.8% Due 08/24/2027	Corporate Bond 11,000 units	10,964
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Mortgage Backed Security 8,936 units	10,721
Federal Home Loan Mortgage Corporation Variable Rate 08/25/2023	Government Commercial Mortgage-Backed Security 10,000 units	10,469
Federal Home Loan Mortgage Corporation Multiclass Series 2934 Principal Only Due 02/15/2020	Government Mortgage Backed Security 10,549 units	10,356
Zoetis, Inc. 3.45% Due 11/13/2020	Corporate Bond 10,000 units	10,236
Fannie Mae Floating Rate Series 2007-88 Due 09/25/2037	Government Mortgage Backed Security 59,691 units	10,190
Fannie Mae Pool #889745 5.5% Due 06/01/2036	Government Mortgage Backed Security 9,183 units	10,187
Chubb Corporation 5.75% Due 05/15/2018	Corporate Bond 10,000 units	10,137
Digital Realty Trust LP 3.7% Due 08/15/2027	Corporate Bond 10,000 units	10,073
National Retail Properties, Inc. 3.6% Due 12/15/2026	Corporate Bond 10,000 units	9,916
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Mortgage Backed Security 89,334 units	9,878
Federal Home Loan Mortgage Corporation Multiclass Series 3784 Floating Rate Due 07/15/2023	Government Mortgage Backed Security 123,777 units	9,613
Jefferies Group LLC 4.85% Due 01/15/2027	Corporate Bond 9,000 units	9,568
Federal Home Loan Mortgage Corporation Pool #A39803 5.5% Due 11/01/2035	Government Mortgage Backed Security 8,612 units	9,559
Monsanto Company 4.7% Due 07/15/2064	Corporate Bond 9,000 units	9,392
AT&T Inc. 4.35% Due 06/15/2045	Corporate Bond 10,000 units	9,226
Becton Dickinson & Company 3.734% Due 12/15/2024	Corporate Bond 9,000 units	9,218
Microsoft Corporation 2.375% Due 05/01/2023	Corporate Bond 9,000 units	8,924
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Mortgage Backed Security 8,350 units	8,914
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Mortgage Backed Security 8,164 units	8,611
Prologis LP 3.75% Due 11/01/2025	Corporate Bond 8,000 units	8,387

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
CBS Corporation 4% Due 01/15/2026	Corporate Bond 8,000 units	8,176
Ginnie Mae 2007-059 Remic Pass-Through Due 04/20/2037	Government Mortgage Backed Security 104,335 units	7,870
Enterprise Products Company 4.95% Due 10/15/2054	Corporate Bond 7,000 units	7,659
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 04/15/2037	Government Mortgage Backed Security 7,221 units	7,583
Stryker Corporation 3.5% Due 03/15/2026	Corporate Bond 7,000 units	7,223
Fannie Mae Remic Trust 1997-30 8% Due 05/18/2027	Government Mortgage Backed Security 41,422 units	7,196
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Mortgage Backed Security 6,263 units	7,055
Master Asset Security Trust 2004-6 5.25% Due 07/25/2019	Non-Government Backed Collateralized Mortgage Obligation 6,206 units	6,216
Marsh & McLennan Companies, Inc. 3.3% Due 03/14/2023	Corporate Bond 6,000 units	6,149
Ginnie Mae 2010-001 Remic Pass-Through Floating Rate Due 08/16/2039	Government Mortgage Backed Security 114,461 units	5,756
Americredit Corporation 1.26% Due 11/08/2019	Asset Backed Security 5,645 units	5,644
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Mortgage Backed Security 24,059 units	5,628
GMAC Mortgage Loan Trust 2003-J10 4.75% Due 01/25/2019	Non-Government Backed Collateralized Mortgage Obligation 5,533 units	5,521
The Walt Disney Company 1.85% Due 07/30/2026	Corporate Bond 6,000 units	5,495
Fannie Mae Remic Trust 1993-G17 Variable Rate Due 04/25/2023	Government Mortgage Backed Security 41,268 units	5,416
Prime Mortgage Trust 2004-2 Pass-Through 4.75% Due 11/25/2019	Non-Government Backed Collateralized Mortgage Obligation 5,399 units	5,412
Indymac Mortgage Backed Securities, Inc. 4.75% Due 02/25/2019	Asset Backed Security 5,598 units	5,336
United States dollar	Other 0 units	5,250
Federal Home Loan Mortgage Corporation Multiclass Series 3593 Floating Rate Due 11/15/2024	Government Mortgage Backed Security 68,235 units	4,798
Fannie Mae Pool #852523 5.5% Due 02/01/2036	Government Mortgage Backed Security 3,861 units	4,271
Federal Home Loan Mortgage Corporation Pool #1J1574 5.697% Due 04/1/2037	Government Mortgage Backed Security 3,809 units	4,037
Fannie Mae Preassign 00464 Due 01/25/2036	Government Mortgage Backed Security 3,406 units	3,312
Agrium Inc. 4.125% Due 03/15/2035	Corporate Bond 3,000 units	3,099
Fannie Mae Remic Series 2008-80 5.60825% Due 09/25/2038	Government Mortgage Backed Security 23,454 units	3,045
Ginnie Mae 2006-023 Remic Floating Rate Due 01/20/2036	Government Mortgage Backed Security 82,718 units	2,967
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Mortgage Backed Security 2,537 units	2,583
Federal Home Loan Mortgage Corporation Multiclass Preassign 00603 5% Due 02/15/2020	Government Mortgage Backed Security 65,406 units	2,506
Fannie Mae Remic Trust 390 6% Due 07/25/2023	Government Mortgage Backed Security 31,682 units	2,420
Federal Home Loan Mortgage Corporation Multiclass Series 3253 Principal Only Due 12/15/2021	Government Mortgage Backed Security 2,340 units	2,324
Ginnie Mae 2008-071 Remic Pass-Through Floating Rate Due 08/20/2038	Government Mortgage Backed Security 20,270 units	2,316
Federal Home Loan Mortgage Corporation Multiclass Series 3219 6% Due 04/15/2036	Government Mortgage Backed Security 10,801 units	2,204
Fannie Mae Remic Trust 2008-53 Variable Rate Due 07/25/2038	Government Mortgage Backed Security 12,948 units	2,175
Valeant Pharmaceuticals International, Inc. 5.5% Due 11/01/2025	Corporate Bond 2,000 units	2,035
Federal Home Loan Mortgage Corporation Multiclass Series 2650 Principal Only Due 12/15/2032	Government Mortgage Backed Security 2,002 units	1,977
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Asset Backed Security 1,922 units	1,892

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Remic Trust 2009-15 Variable Rate Due 03/25/2024	Government Mortgage Backed Security 38,343 units	1,749
Federal Home Loan Mortgage Corporation Multiclass Preassign 00482 6.5% Due 03/15/2033	Government Mortgage Backed Security 7,802 units	1,466
OneMain Financial Issuance Trust 2014-2 Class A 2.47% Due 09/18/2024	Asset Backed Security 1,208 units	1,208
Fannie Mae Series 343 Class 29 5% Due 10/01/2018	Government Mortgage Backed Security 72,480 units	748
Federal Home Loan Mortgage Corporation Multiclass Series 3747 4.5% Due 07/15/2037	Government Mortgage Backed Security 41,551 units	716
Fannie Mae Remic Series 2009-9 5% Due 02/25/2024	Government Mortgage Backed Security 9,811 units	445
Fannie Mae Series 2009-18 5% Due 03/25/2024	Government Mortgage Backed Security 11,759 units	398
Federal Home Loan Mortgage Corporation Series 10% Due 07/15/2019	Government Mortgage Backed Security 346 units	349
Fannie Mae Remic Trust 2010-43 4.5% Due 02/25/2025	Government Mortgage Backed Security 18,223 units	332
Ginnie Mae 2009-010 Remic Pass-Through Floating Rate Due 03/16/2034	Government Mortgage Backed Security 18,258 units	198
Federal Home Loan Mortgage Corporation Pool #M30285 5% Due 02/01/2018	Government Mortgage Backed Security 56 units	56
Fannie Mae Series 2008-19 5% Due 03/25/2023	Government Mortgage Backed Security 3,958 units	42
Kaupthing Bank 02/28/2020 In Default	Corporate Bond 310,000 units	3
Banc America Mortgage Securities Inc. 5% Due 06/25/2019*	Non-Government Backed Collateralized Mortgage Obligation 1 units	1
Total Fixed Income Asset Class			274,427,183

Fixed Income Index Asset Class:
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 940,617 units	132,100,233
Total Fixed Income Index Asset Class			132,100,233

High Yield Asset Class:
Blackrock High Yield Bond Fund Class A	Mutual Fund 8,092,634 shares	63,122,542
Mackay Shields High Yield Bond Fund*	Collective trust fund 6,011,199 units	62,997,361
NT Collective Aggregate Bond Index Fund - Non Lending*	Collective trust fund 66,590 units	9,351,904
Exide Technologies 0% Due 12/31/2049	Debt security 170,825 units	105,057
Exide Technologies 11.0% Due 04/30/2022	Debt security 7,913 units	7,122
Exide Technologies	Common and preferred stock 2,430 shares	1,701
Exide Technologies	Common and preferred stock 1,625 shares	731
NT Collective Short Term Investment Fund*	Collective trust fund 159 units	159
Total High Yield Asset Class			135,586,577

Inflation Protection Asset Class:
NT Collective Treasury Inflation-Protected Securities Index Fund - Non Lending*	Collective trust fund 546,954 units	77,426,821
Total Inflation Protection Asset Class			77,426,821

International Growth Asset Class:
Artisan International Fund*	Collective trust fund 3,090,596 units	73,556,178
MFS Institutional International Equity Fund	Mutual Fund 2,850,138 shares	72,564,504
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 17,827 units	5,799,663
Total International Growth Asset Class			151,920,345

International Index Asset Class:

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
NT Collective All Country World Index (ACWI) Ex/US Fund - Non Lending*	Collective trust fund 1,235,648 units	196,332,115
Total International Index Asset Class			196,332,115

International Value Asset Class:
Dodge & Cox International Fund	Mutual Fund 2,414,092 shares	111,820,756
Altrinsic International Equity Fund Class C*	Collective trust fund 9,422,069 units	111,471,552
NT Collective EAFE Index Fund - Non Lending*	Collective trust fund 27,693 units	9,009,593
Total International Value Asset Class			232,301,901

Large Cap Growth Asset Class:
NT Collective Russell 1000 Growth Index Fund - Non Lending*	Collective trust fund 75,036 units	30,921,617
Amazon.com, Inc.	Common and preferred stock 19,980 shares	23,366,008
Visa Inc. Class A	Common and preferred stock 197,082 shares	22,471,290
Facebook, Inc.	Common and preferred stock 97,715 shares	17,242,789
salesforce.com, inc.	Common and preferred stock 118,331 shares	12,096,978
Alphabet Inc. Class A	Common and preferred stock 10,996 shares	11,583,186
Netflix, Inc.	Common and preferred stock 57,791 shares	11,093,560
The Priceline Group Inc.	Common and preferred stock 5,630 shares	9,783,476
NT Collective Short Term Investment Fund*	Collective trust fund 9,419,540 units	9,419,540
Alibaba Group Holding Limited	Common and preferred stock 52,300 shares	9,018,089
FleetCor Technologies, Inc.	Common and preferred stock 45,123 shares	8,683,019
Regeneron Pharmaceuticals, Inc.	Common and preferred stock 22,856 shares	8,592,942
The Charles Schwab Corporation	Common and preferred stock 156,717 shares	8,050,552
ServiceNow, Inc.	Common and preferred stock 57,800 shares	7,536,542
Starbucks Corporation	Common and preferred stock 120,605 shares	6,926,345
Apple Inc.	Common and preferred stock 40,524 shares	6,857,877
Red Hat, Inc.	Common and preferred stock 51,245 shares	6,154,525
Alexion Pharmaceuticals, Inc.	Common and preferred stock 46,500 shares	5,560,935
Nike, Inc. Class B	Common and preferred stock 84,259 shares	5,270,400
Activision Blizzard Inc.	Common and preferred stock 81,300 shares	5,147,916
Ecolab Inc.	Common and preferred stock 37,870 shares	5,081,397
UnitedHealth Group Inc.	Common and preferred stock 22,500 shares	4,960,350
Monster Beverage Corp	Common and preferred stock 78,300 shares	4,955,607
Alphabet Inc. Class C	Common and preferred stock 4,634 shares	4,849,018
Novo Nordisk A/S	Common and preferred stock 89,998 shares	4,830,193
Chipotle Mexican Grill, Inc.	Common and preferred stock 16,671 shares	4,818,419
Baidu, Inc.	Common and preferred stock 20,125 shares	4,713,476
Illumina, Inc.	Common and preferred stock 21,450 shares	4,686,611
Caterpillar Inc.	Common and preferred stock 29,219 shares	4,604,330
Autodesk Inc.	Common and preferred stock 43,850 shares	4,596,796
Adobe Systems Inc.	Common and preferred stock 25,800 shares	4,521,192
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and preferred stock 20,070 shares	4,488,856
Lowes Companies, Inc.	Common and preferred stock 47,344 shares	4,400,151
Schlumberger Limited	Common and preferred stock 62,460 shares	4,209,179
Equinix Inc.	Common and preferred stock 9,265 shares	4,199,083
SAP SE	Common and preferred stock 37,324 shares	4,193,725
Microsoft Corporation	Common and preferred stock 48,852 shares	4,178,800
J.B. Hunt Transport Services Inc.	Common and preferred stock 36,120 shares	4,153,078
Alliance Data Systems Corporation	Common and preferred stock 16,353 shares	4,145,158
TJX Companies, Inc.	Common and preferred stock 53,593 shares	4,097,721

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Mondelez International, Inc.	Common and preferred stock 94,611 shares	4,049,351
Yum! Brands Inc.	Common and preferred stock 48,962 shares	3,995,789
Incyte Corporation	Common and preferred stock 40,350 shares	3,821,549
Cerner Corporation	Common and preferred stock 49,268 shares	3,320,171
Edwards Lifesciences Corporation	Common and preferred stock 29,000 shares	3,268,590
Biomarin Pharmaceutical Inc.	Common and preferred stock 36,400 shares	3,245,788
Applied Materials, Inc.	Common and preferred stock 62,033 shares	3,171,127
The Estee Lauder Companies Inc.	Common and preferred stock 24,800 shares	3,155,552
Automatic Data Processing, Inc.	Common and preferred stock 26,731 shares	3,132,606
Palo Alto Networks, Inc.	Common and preferred stock 21,300 shares	3,087,222
CoStar Group Inc.	Common and preferred stock 10,333 shares	3,068,384
Core Laboratories N.V.	Common and preferred stock 27,382 shares	2,999,698
Mastercard Inc. Class A	Common and preferred stock 19,320 shares	2,924,275
Intuitive Surgical, Inc.	Common and preferred stock 7,966 shares	2,907,112
Dollar Tree, Inc.	Common and preferred stock 26,900 shares	2,886,639
Biogen Inc.	Common and preferred stock 8,850 shares	2,819,345
S&P Global Inc.	Common and preferred stock 15,724 shares	2,663,646
Diamondback Energy Inc.	Common and preferred stock 20,971 shares	2,647,589
Walt Disney Company	Common and preferred stock 24,595 shares	2,644,208
Baxter International Inc.	Common and preferred stock 40,700 shares	2,630,848
Wynn Resorts, Limited	Common and preferred stock 15,282 shares	2,576,392
Royal Caribbean Cruises Limited	Common and preferred stock 21,231 shares	2,532,434
Deere & Company	Common and preferred stock 15,410 shares	2,411,819
Splunk Inc.	Common and preferred stock 28,100 shares	2,327,804
Citizens Financial Group, Inc.	Common and preferred stock 55,236 shares	2,318,807
SBV Financial Group	Common and preferred stock 9,750 shares	2,279,258
FMC Corporation	Common and preferred stock 23,200 shares	2,196,112
FedEx Corporation	Common and preferred stock 8,737 shares	2,180,231
Lam Resh Corporation	Common and preferred stock 10,933 shares	2,012,437
Broadcom Ltd	Common and preferred stock 7,789 shares	2,000,994
Thermo Fisher Corporation	Common and preferred stock 10,499 shares	1,993,550
Vertex Pharmaceuticals Inc.	Common and preferred stock 13,000 shares	1,948,180
PVH Corp	Common and preferred stock 13,900 shares	1,907,219
Arista Networks Inc.	Common and preferred stock 7,507 shares	1,768,499
Rockwell Automation	Common and preferred stock 8,859 shares	1,739,465
XPO Logistics Inc.	Common and preferred stock 17,500 shares	1,602,825
Knight-Swift Transportation Holdings Inc.	Common and preferred stock 35,500 shares	1,552,060
Cummins Inc.	Common and preferred stock 8,700 shares	1,536,768
The Chemours Company	Common and preferred stock 29,400 shares	1,471,764
Urban Outfitters Inc.	Common and preferred stock 41,400 shares	1,451,484
Air Products and Chemicals Inc.	Common and preferred stock 8,400 shares	1,378,272
Take Two Interactive Software Inc	Common and preferred stock 12,537 shares	1,376,312
Stanley Black & Decker Inc.	Common and preferred stock 8,100 shares	1,374,489
Capital One Financial Corporation	Common and preferred stock 13,600 shares	1,354,288
Wal-Mart Stores, Inc.	Common and preferred stock 13,600 shares	1,343,000
Micron Technology, Inc.	Common and preferred stock 32,500 shares	1,336,400
The Sherwin-Williams Company	Common and preferred stock 3,200 shares	1,312,128
Align Technology, Inc.	Common and preferred stock 5,700 shares	1,266,483
Loxo Oncology Inc.	Common and preferred stock 14,820 shares	1,247,548
Universal Display Corporation	Common and preferred stock 7,200 shares	1,243,080

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Square Inc. Class A	Common and preferred stock 35,200 shares	1,220,384
Idexx Laboratories, Inc.	Common and preferred stock 7,563 shares	1,182,702
Continental Resources Inc.	Common and preferred stock 19,800 shares	1,048,806
Vantiv, Inc.	Common and preferred stock 12,400 shares	912,020
Total Large Cap Growth Asset Class			436,304,229

Large Cap Index Asset Class:
NT Collective S&P 500 Index Fund – Non Lending*	Collective trust fund 108,846 units	996,664,909
Total Large Cap Index Asset Class			996,664,909

Large Cap Value Asset Class:
NT Collective Russell 1000 Value Index Fund - Non Lending*	Collective trust fund 43,554 units	15,719,895
Oracle Corporation	Common and preferred stock 204,487 shares	9,668,145
Alphabet Inc. Class C	Common and preferred stock 7,317 shares	7,656,509
National Oilwell Varco, Inc.	Common and preferred stock 209,080 shares	7,531,062
AmerisourceBergen Corp.	Common and preferred stock 74,591 shares	6,848,946
NT Collective Short Term Investment Fund*	Collective trust fund 6,141,557 units	6,141,557
Mastercard Inc. Class A	Common and preferred stock 36,456 shares	5,517,980
CVS Health Corp	Common and preferred stock 75,481 shares	5,472,373
Visa Inc. Class A	Common and preferred stock 45,964 shares	5,240,815
McKesson Corporation	Common and preferred stock 33,406 shares	5,209,666
Bank of New York Mellon Corporation	Common and preferred stock 92,994 shares	5,008,657
The Charles Schwab Corporation	Common and preferred stock 86,000 shares	4,417,820
Capital One Financial Corporation	Common and preferred stock 44,000 shares	4,381,520
Bank of America Corporation*	Common and preferred stock 146,100 shares	4,312,872
Wells Fargo & Company*	Common and preferred stock 70,000 shares	4,246,900
State Street Corporation	Common and preferred stock 43,187 shares	4,215,483
Swiss Re AG	Common and preferred stock 44,416 shares	4,159,015
Qorvo, Inc.	Common and preferred stock 60,902 shares	4,056,073
Skyworks Solutions Inc	Common and preferred stock 41,973 shares	3,985,336
Comcast Corporation Class A	Common and preferred stock 90,000 shares	3,604,500
Autozone Inc.	Common and preferred stock 4,858 shares	3,455,835
Microsoft Corporation	Common and preferred stock 40,000 shares	3,421,600
European Aeronautic Defense and Space Company	Common and preferred stock 34,162 shares	3,397,753
Charter Communications, Inc. Class A	Common and preferred stock 9,722 shares	3,266,203
Cardinal Health, Inc.	Common and preferred stock 51,541 shares	3,157,917
Anthem Inc.	Common and preferred stock 13,480 shares	3,033,135
GKN PLC	Common and preferred stock 694,622 shares	3,001,242
The Goldman Sachs Group Inc.	Common and preferred stock 11,700 shares	2,980,692
Novartis AG	Common and preferred stock 35,000 shares	2,938,600
Sanofi-Aventis	Common and preferred stock 66,000 shares	2,838,000
J.P. Morgan Chase & Company*	Common and preferred stock 26,500 shares	2,833,910
O'Reilly Automotive Inc.	Common and preferred stock 11,766 shares	2,830,194
American Express Company	Common and preferred stock 26,700 shares	2,651,577
FedEx Corporation	Common and preferred stock 10,600 shares	2,645,124
Everest Re Group Ltd	Common and preferred stock 11,020 shares	2,438,285
Express Scripts Holding Company	Common and preferred stock 32,500 shares	2,425,800
Anadarko Petroleum Corporation	Common and preferred stock 44,000 shares	2,360,160
Cisco Systems, Inc.	Common and preferred stock 60,500 shares	2,317,150
Axis Capital Holdings Limited	Common and preferred stock 45,958 shares	2,309,849

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Moody's Corporation	Common and preferred stock 15,319 shares	2,261,238
Twenty-First Century Fox, Inc. Class A	Common and preferred stock 65,000 shares	2,244,450
Hewlett Packard Enterprise Company	Common and preferred stock 155,300 shares	2,230,108
Parker-Hannifin Corporation	Common and preferred stock 10,521 shares	2,099,781
S&P Global Inc.	Common and preferred stock 12,389 shares	2,098,697
MetLife, Inc.*	Common and preferred stock 41,500 shares	2,098,240
Cigna Corporation	Common and preferred stock 10,300 shares	2,091,827
AstraZeneca PLC	Common and preferred stock 59,000 shares	2,047,300
UnitedHealth Group Inc.	Common and preferred stock 9,150 shares	2,017,209
Time Warner Inc.	Common and preferred stock 20,900 shares	1,911,723
Schlumberger Limited	Common and preferred stock 28,000 shares	1,886,920
Hilton Worldwide Holdings Inc.	Common and preferred stock 23,282 shares	1,859,301
Aetna Inc.	Common and preferred stock 10,284 shares	1,855,131
GlaxoSmithKline PLC	Common and preferred stock 52,000 shares	1,844,440
Union Pacific Corporation	Common and preferred stock 13,450 shares	1,803,645
CBRE Group Inc. Class A	Common and preferred stock 41,637 shares	1,803,298
Northern Trust Corporation*	Common and preferred stock 17,870 shares	1,785,034
HP Inc.	Common and preferred stock 84,600 shares	1,777,446
Booking Holdings Inc.	Common and preferred stock 1,000 shares	1,737,740
Bristol-Myers Squibb Company	Common and preferred stock 28,000 shares	1,715,840
Johnson Controls International PLC	Common and preferred stock 44,355 shares	1,690,369
InterContinental Hotels Group PLC	Common and preferred stock 25,881 shares	1,643,702
Eli Lilly and Company	Common and preferred stock 19,000 shares	1,604,740
TE Connectivity Limited	Common and preferred stock 16,000 shares	1,520,640
SS&C Technologies Holdings Inc.	Common and preferred stock 37,055 shares	1,499,986
Roche Holdings Ltd.	Common and preferred stock 45,000 shares	1,421,100
Medtronic PLC	Common and preferred stock 17,500 shares	1,413,125
The Priceline Group Inc.	Common and preferred stock 750 shares	1,303,305
Apache Corporation	Common and preferred stock 30,000 shares	1,266,600
Celanese Corporation	Common and preferred stock 11,600 shares	1,242,128
Target Corporation	Common and preferred stock 18,000 shares	1,174,500
WPP PLC	Common and preferred stock 64,496 shares	1,169,982
Gilead Sciences Inc.	Common and preferred stock 16,000 shares	1,146,240
BB&T Corporation	Common and preferred stock 23,000 shares	1,143,560
Sabre Corp	Common and preferred stock 55,146 shares	1,130,493
Baker Hughes	Common and preferred stock 35,500 shares	1,123,220
Dell Technologies Inc. Class V	Common and preferred stock 13,084 shares	1,063,468
National Oilwell Varco, Inc.	Common and preferred stock 29,500 shares	1,062,590
Maxim Integrated Products, Inc.	Common and preferred stock 19,800 shares	1,035,144
United Technologies Corporation	Common and preferred stock 7,242 shares	923,862
Concho Resources Inc.	Common and preferred stock 6,000 shares	901,320
Alnylam Pharmaceuticals, Inc.	Common and preferred stock 7,000 shares	889,350
Sprint Corporation	Common and preferred stock 150,092 shares	884,042
Juniper Networks, Inc.	Common and preferred stock 31,000 shares	883,500
Zayo Group Holdings Inc.	Common and preferred stock 22,500 shares	828,000
Merck & Co., Inc.	Common and preferred stock 14,100 shares	793,407
Liberty Interactive Corporation	Common and preferred stock 31,100 shares	759,462
Micro Focus International PLC	Common and preferred stock 21,326 shares	716,340
Dish Network Corporation Class A	Common and preferred stock 15,000 shares	716,250
NetApp, Inc.	Common and preferred stock 11,800 shares	652,776
Aegon N.V.*	Common and preferred stock 99,400 shares	626,220

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Synopsys, Inc.	Common and preferred stock 6,900 shares	588,156
Danaher Corporation	Common and preferred stock 6,300 shares	584,766
Corning Inc.	Common and preferred stock 18,100 shares	579,019
Mattel Inc.	Common and preferred stock 32,800 shares	504,464
Twenty-First Century Fox, Inc. Class B	Common and preferred stock 14,500 shares	494,740
Wal-Mart Stores, Inc.	Common and preferred stock 4,900 shares	483,875
Harley-Davidson	Common and preferred stock 8,800 shares	447,744
Alphabet Inc. Class A	Common and preferred stock 250 shares	263,350
Occidental Petroleum Corporation	Common and preferred stock 3,539 shares	260,683
News Corporation Class A	Common and preferred stock 16,000 shares	259,360
Brighthouse Financial Inc.	Common and preferred stock 3,563 shares	208,934
Weatherford International Ltd.	Common and preferred stock 39,700 shares	165,549
Total Large Cap Value Asset Class			249,937,579

Participant Self-Directed Accounts	Various Investments	369,755,283
			369,755,283
Real Estate Investment Trust (REIT) Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 7,538,299 shares	137,121,665
NT Collective Global Real Estate Index Fund - Non Lending*	Collective trust fund 35,638 units	7,210,474
Total Real Estate Investment Trust (REIT) Asset Class			144,332,139

Small-Mid Cap Growth Asset Class:
NT Collective Russell 2000 Growth Index Fund - Non Lending*	Collective trust fund 19,594 units	6,721,988
NT Collective Short Term Investment Fund*	Collective trust fund 2,200,365 units	2,200,365
Universal Display Corporation	Common and preferred stock 10,948 shares	1,890,167
Knight-Swift Transportation Holdings Inc.	Common and preferred stock 38,262 shares	1,672,815
FMC Corporation	Common and preferred stock 13,500 shares	1,277,910
Copart, Inc.	Common and preferred stock 29,567 shares	1,276,999
ICON Public Limited Company	Common and preferred stock 11,194 shares	1,255,407
Ultimate Software Group, Inc.	Common and preferred stock 5,729 shares	1,250,240
Ollie's Bargain Outlet Holdings Inc.	Common and preferred stock 23,196 shares	1,235,187
HEICO Corporation Class A	Common and preferred stock 15,163 shares	1,198,635
Waste Connections Inc.	Common and preferred stock 15,570 shares	1,104,536
RBC Bearings Inc.	Common and preferred stock 8,652 shares	1,093,613
Healthcare Services Group Inc.	Common and preferred stock 20,242 shares	1,067,158
Five Below, Inc.	Common and preferred stock 16,083 shares	1,066,625
Wesco International Inc.	Common and preferred stock 15,048 shares	1,025,521
AMETEK, Inc.	Common and preferred stock 13,900 shares	1,007,333
Diamondback Energy Inc.	Common and preferred stock 7,776 shares	981,720
Comerica Inc.	Common and preferred stock 11,297 shares	980,693
Callidus Software Inc.	Common and preferred stock 34,052 shares	975,590
Teradyne, Inc.	Common and preferred stock 22,117 shares	926,039
WABCO Holdings Inc.	Common and preferred stock 6,391 shares	917,109
Eagle Bancorp, Inc.	Common and preferred stock 15,463 shares	895,308
E*TRADE Financial Corporation	Common and preferred stock 17,862 shares	885,419
WellCare Health Plans, Inc.	Common and preferred stock 4,400 shares	884,884
Monro Muffler Brake, Inc.	Common and preferred stock 15,416 shares	877,941
D R Horton Inc.	Common and preferred stock 16,989 shares	867,628
Zions Bancorporation	Common and preferred stock 16,950 shares	861,569
Cantel Medical Corporation	Common and preferred stock 8,331 shares	857,010
Norwegian Cruise Line Holdings Limited	Common and preferred stock 15,589 shares	830,114

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Monolithic Power Systems, Inc.	Common and preferred stock 7,037 shares	790,677
G-III Apparel Group Limited	Common and preferred stock 21,071 shares	777,309
Barnes Group Inc.	Common and preferred stock 12,000 shares	759,240
Wynn Resorts, Limited	Common and preferred stock 4,500 shares	758,655
Teladoc Inc.	Common and preferred stock 21,520 shares	749,972
Pinnacle Financial Partners	Common and preferred stock 11,135 shares	738,251
Mimecast Limited	Common and preferred stock 25,556 shares	732,691
Healthequity, Inc.	Common and preferred stock 15,547 shares	725,423
2U Inc.	Common and preferred stock 11,177 shares	721,028
Balchem Corporation	Common and preferred stock 8,855 shares	713,713
Brink's Company	Common and preferred stock 9,000 shares	708,300
Texas Capital Bancshares, Inc.	Common and preferred stock 7,818 shares	695,020
Vocera Communications Inc.	Common and preferred stock 22,725 shares	686,750
SiteOne Landscape Supply Inc.	Common and preferred stock 8,793 shares	674,423
Zendesk, Inc.	Common and preferred stock 19,855 shares	671,893
Grubhub Inc.	Common and preferred stock 9,321 shares	669,248
Exact Sciences Corporation	Common and preferred stock 12,661 shares	665,209
HFF, Inc. Class A	Common and preferred stock 13,661 shares	664,471
Trimble Inc.	Common and preferred stock 15,950 shares	648,208
AAON Inc.	Common and preferred stock 17,619 shares	646,617
The Chemours Company	Common and preferred stock 12,700 shares	635,762
Melco Resorts & Entertainment Limited	Common and preferred stock 21,700 shares	630,168
Skechers U.S.A Inc.	Common and preferred stock 16,499 shares	624,322
Chegg Inc.	Common and preferred stock 37,957 shares	619,458
MKS Instruments, Inc.	Common and preferred stock 6,533 shares	617,369
The Ensign Group, Inc.	Common and preferred stock 27,596 shares	612,631
Vail Resorts Inc.	Common and preferred stock 2,862 shares	608,089
RingCentral, Inc. Class A	Common and preferred stock 12,550 shares	607,420
IPG Photonics Corporation	Common and preferred stock 2,830 shares	605,988
Zebra Technologies Corporation	Common and preferred stock 5,644 shares	585,847
East West Bancorp Inc.	Common and preferred stock 9,600 shares	583,968
Wayfair Inc. Class A	Common and preferred stock 7,268 shares	583,402
Paylocity Holding Corp	Common and preferred stock 12,349 shares	582,379
Sun Hydraulics Corporation	Common and preferred stock 8,703 shares	562,997
Middleby Corporation	Common and preferred stock 4,131 shares	557,478
bluebird bio Inc.	Common and preferred stock 3,128 shares	557,097
Luxoft Holding Inc.	Common and preferred stock 9,991 shares	556,499
Mohawk Industries Inc.	Common and preferred stock 2,017 shares	556,490
HubSpot, Inc.	Common and preferred stock 6,261 shares	553,472
Santander Consumer USA Holdings, Inc.	Common and preferred stock 29,703 shares	553,070
Envestnet, Inc.	Common and preferred stock 10,966 shares	546,655
BorgWarner Inc.	Common and preferred stock 10,162 shares	519,177
Guess Inc.	Common and preferred stock 30,615 shares	516,781
Sangamo Biosciences, Inc.	Common and preferred stock 31,469 shares	516,092
Square Inc. Class A	Common and preferred stock 14,883 shares	515,994
National Vision Holdings Inc.	Common and preferred stock 12,701 shares	515,788
Aerie Pharmaceuticals Inc.	Common and preferred stock 8,622 shares	515,165
Radian Group Inc.	Common and preferred stock 24,800 shares	511,128
CoStar Group Inc.	Common and preferred stock 1,720 shares	510,754
Cimpress N.V.	Common and preferred stock 4,253 shares	509,850

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Polaris Industries Inc.	Common and preferred stock 4,089 shares	506,995
Allegiant Travel Company	Common and preferred stock 3,245 shares	502,164
Yum China Holdings Inc.	Common and preferred stock 12,400 shares	496,248
FLIR Systems Inc.	Common and preferred stock 10,622 shares	495,198
Proofpoint, Inc.	Common and preferred stock 5,536 shares	491,652
SBV Financial Group	Common and preferred stock 2,099 shares	490,683
Cognex Corporation	Common and preferred stock 7,912 shares	483,898
Esperion Therapeutics, Inc.	Common and preferred stock 7,189 shares	473,324
Spirit Airlines, Inc.	Common and preferred stock 10,525 shares	472,046
U.S. Concrete, Inc.	Common and preferred stock 5,548 shares	464,090
Chuy's Holdings, Inc.	Common and preferred stock 16,255 shares	455,953
The Chefs' Warehouse Holdings, Inc.	Common and preferred stock 22,211 shares	455,326
IAC/InterActiveCorp	Common and preferred stock 3,700 shares	452,436
Owens Corning	Common and preferred stock 4,900 shares	450,506
Steel Dynamics Inc.	Common and preferred stock 10,400 shares	448,552
Neogen Corporation	Common and preferred stock 5,435 shares	446,811
Terex Corporation	Common and preferred stock 9,181 shares	442,708
Rapid7 Inc.	Common and preferred stock 23,638 shares	441,085
Five9 Inc.	Common and preferred stock 17,700 shares	440,376
TransUnion	Common and preferred stock 7,800 shares	428,688
ServiceNow, Inc.	Common and preferred stock 3,284 shares	428,201
Inter Parfums, Inc.	Common and preferred stock 9,400 shares	408,430
Fiesta Restaurant Group Inc.	Common and preferred stock 21,172 shares	402,268
InterXion Holding N.V.	Common and preferred stock 6,695 shares	394,536
On Assignment Inc.	Common and preferred stock 6,000 shares	385,620
Globant SA	Common and preferred stock 8,134 shares	377,906
John Bean Technologies Corporation	Common and preferred stock 3,300 shares	365,640
Celanese Corporation	Common and preferred stock 3,300 shares	353,364
Cyber-Ark Software Inc.	Common and preferred stock 8,276 shares	342,544
Neurocrine Biosciences, Inc.	Common and preferred stock 4,321 shares	335,266
Juno Therapeutics Inc.	Common and preferred stock 7,308 shares	334,049
Darden Restaurants Inc.	Common and preferred stock 3,452 shares	331,461
Insulet Corporation	Common and preferred stock 4,795 shares	330,855
Splunk Inc.	Common and preferred stock 3,991 shares	330,614
Coherent, Inc.	Common and preferred stock 1,147 shares	323,706
Nektar Therapeutics	Common and preferred stock 5,394 shares	322,130
Lululemon Athletica Inc.	Common and preferred stock 4,093 shares	321,669
First Solar Inc.	Common and preferred stock 4,711 shares	318,087
Kennametal Inc.	Common and preferred stock 6,100 shares	295,301
Seattle Genetics, Inc.	Common and preferred stock 5,514 shares	294,999
TrueCar Inc.	Common and preferred stock 22,904 shares	256,525
Cree Inc.	Common and preferred stock 6,900 shares	256,266
Intra-Cellular Therapies, Inc.	Common and preferred stock 16,758 shares	242,656
Floor & Decor Holdings Inc.	Common and preferred stock 4,832 shares	235,222
Olin Corporation	Common and preferred stock 6,319 shares	224,830
Take Two Interactive Software Inc	Common and preferred stock 2,039 shares	223,841
Shopify Inc.	Common and preferred stock 2,175 shares	219,675
Macrogenics Inc.	Common and preferred stock 11,556 shares	219,564
Lumber Liquidators Holdings Inc.	Common and preferred stock 6,700 shares	210,313
Tractor Supply Company	Common and preferred stock 2,490 shares	186,128

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Flexion Therapeutics Inc.	Common and preferred stock 6,672 shares	167,067
Cytokinetics, Inc.	Common and preferred stock 19,427 shares	158,330
Switch Inc.	Common and preferred stock 8,535 shares	155,252
ChemoCentryx, Inc.	Common and preferred stock 20,655 shares	122,897
Inovio Pharmaceuticals, Inc.	Common and preferred stock 25,767 shares	106,418
Fluidigm Corporation	Common and preferred stock 11,432 shares	67,334
Total Small-Mid Cap Growth Asset Class			88,641,614

Small-Mid Cap Index Asset Class:
NT Collective Extended Equity Market Index Fund - Non Lending*	Collective trust fund 2,067,840 units	394,792,089
Total Small-Mid Cap Index Asset Class			394,792,089

Small-Mid Cap Value Asset Class:
NT Collective Russell 2000 Value Index Fund - Non Lending*	Collective trust fund 69,929 units	21,662,882
NT Collective Short Term Investment Fund*	Collective trust fund 7,847,681 units	7,847,681
Tri Pointe Homes, Inc.	Common and preferred stock 373,775 shares	6,698,048
Citigroup Inc.	Common and preferred stock 120,308 shares	5,922,763
Hewlett Packard Enterprise Company	Common and preferred stock 370,900 shares	5,326,124
Popular, Inc.	Common and preferred stock 148,600 shares	5,273,814
EQT Corporation	Common and preferred stock 81,485 shares	4,638,126
Carrizo Oil & Gas Inc.	Common and preferred stock 213,030 shares	4,533,278
Whiting Petroleum Corporation	Common and preferred stock 168,400 shares	4,459,232
ARRIS International PLC	Common and preferred stock 168,870 shares	4,338,270
ERICSSON Inc.	Common and preferred stock 594,300 shares	3,969,924
Mellanox Technologies Limited	Common and preferred stock 61,135 shares	3,955,435
Citizens Financial Group, Inc.	Common and preferred stock 89,800 shares	3,769,804
The Bank of N.T. Butterfield & Son Limited	Common and preferred stock 102,465 shares	3,718,455
Goodyear Tire & Rubber Company	Common and preferred stock 113,700 shares	3,673,647
Kosmos Energy Limited	Common and preferred stock 531,700 shares	3,642,145
Mitel Networks Corporation	Common and preferred stock 424,530 shares	3,493,882
Albany International Corporation Class A	Common and preferred stock 56,352 shares	3,462,830
Bio-Rad Laboratories, Inc. Class A	Common and preferred stock 14,315 shares	3,416,561
Axis Capital Holdings Limited	Common and preferred stock 66,555 shares	3,345,054
Western Alliance Bancorporation	Common and preferred stock 58,650 shares	3,320,763
CNO Financial Group, Inc.	Common and preferred stock 132,900 shares	3,281,301
Royal Mail PLC	Common and preferred stock 262,500 shares	3,241,875
Coherent, Inc.	Common and preferred stock 11,460 shares	3,234,241
Cairn Energy PLC	Common and preferred stock 523,900 shares	3,044,069
Reliance Steel & Aluminum Company	Common and preferred stock 34,960 shares	2,999,218
Ferroglobe PLC	Common and preferred stock 175,300 shares	2,839,860
1st Horizon National Corporation	Common and preferred stock 141,627 shares	2,831,118
Haverty Furniture Companies, Inc.	Common and preferred stock 122,320 shares	2,770,548
Office Depot, Inc.	Common and preferred stock 776,300 shares	2,748,102
Ophir Energy Company	Common and preferred stock 1,392,000 shares	2,610,000
Newfield Exploration Company	Common and preferred stock 82,460 shares	2,599,964
Gulfport Energy Corporation	Common and preferred stock 202,800 shares	2,587,728
MDC Partners Inc. Class A	Common and preferred stock 258,600 shares	2,521,350
Boise Cascade Co	Common and preferred stock 62,425 shares	2,490,758
Ameris Bancorp	Common and preferred stock 50,530 shares	2,435,546
KBR, Inc.	Common and preferred stock 120,100 shares	2,381,583
Innospec Inc.	Common and preferred stock 33,390 shares	2,357,334

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
PPDC Energy Inc.	Common and preferred stock 45,325 shares	2,336,051
Ramco-Gershenson Properties Trust	Common and preferred stock 157,690 shares	2,322,774
NRG Energy, Inc.	Common and preferred stock 81,400 shares	2,318,272
Discovery Communications Inc. Series A	Common and preferred stock 102,000 shares	2,282,760
Bed Bath & Beyond Inc.	Common and preferred stock 103,100 shares	2,267,169
Navistar International Corporation	Common and preferred stock 52,200 shares	2,238,336
Taylor Morrison Home Corporation	Common and preferred stock 89,205 shares	2,182,846
Calpine Corporation	Common and preferred stock 142,700 shares	2,159,051
Orbital ATK Inc.	Common and preferred stock 16,354 shares	2,150,551
Globus Medical Inc.	Common and preferred stock 50,410 shares	2,071,851
Kohl's Corporation	Common and preferred stock 38,200 shares	2,071,586
Popular, Inc.	Common and preferred stock 58,300 shares	2,069,067
Harley-Davidson	Common and preferred stock 38,730 shares	1,970,582
Ally Financial Inc.	Common and preferred stock 67,200 shares	1,959,552
United Financial Bancorp Inc.	Common and preferred stock 110,900 shares	1,956,276
EnerSys	Common and preferred stock 28,005 shares	1,949,988
Tetra Tech, Inc.	Common and preferred stock 454,800 shares	1,941,996
Allegheny Technologies Inc.	Common and preferred stock 79,800 shares	1,926,372
The Geo Group, Inc.	Common and preferred stock 63,300 shares	1,917,500
First Foundation Inc.	Common and preferred stock 103,400 shares	1,917,036
Equity Commonwealth	Common and preferred stock 62,800 shares	1,916,028
Corning Inc.	Common and preferred stock 59,800 shares	1,913,002
Tutor Perini Corporation	Common and preferred stock 75,000 shares	1,901,250
Lattice Semiconductor Company	Common and preferred stock 328,335 shares	1,897,776
National Bank Holdings Corporation Class A	Common and preferred stock 58,200 shares	1,887,426
C&J Energy Services Inc.	Common and preferred stock 56,200 shares	1,881,014
Avnet, Inc.	Common and preferred stock 45,500 shares	1,802,710
Meridian Bancorp, Inc.	Common and preferred stock 87,400 shares	1,800,440
State Bank Financial Corporation	Common and preferred stock 60,000 shares	1,790,400
SuperValu Inc.	Common and preferred stock 82,600 shares	1,784,160
Teradyne, Inc.	Common and preferred stock 42,085 shares	1,762,099
Kennedy-Wilson Holdings, Inc.	Common and preferred stock 101,200 shares	1,755,820
Reinsurance Group of America, Inc.	Common and preferred stock 11,210 shares	1,747,975
Gramercy Property Trust	Common and preferred stock 65,433 shares	1,744,444
Pacwest Bancorp Company	Common and preferred stock 34,425 shares	1,735,020
Ardmore Shipping Corporation	Common and preferred stock 216,000 shares	1,728,000
Kemper Corporation	Common and preferred stock 25,000 shares	1,722,500
Central Pacific Financial Corporation	Common and preferred stock 57,600 shares	1,718,208
Great Lakes Dredge & Dock Corporation	Common and preferred stock 314,200 shares	1,696,680
Scorpio Tankers Inc.	Common and preferred stock 555,200 shares	1,693,360
Brandywine Realty Trust	Common and preferred stock 92,457 shares	1,681,793
FreightCar America, Inc.	Common and preferred stock 97,500 shares	1,665,300
Murphy Oil Corporation	Common and preferred stock 53,500 shares	1,661,175
Embraer SA	Common and preferred stock 68,700 shares	1,643,991
Synchrony Financial	Common and preferred stock 42,500 shares	1,640,925
Discover Financial Services	Common and preferred stock 21,200 shares	1,630,704
HomeStreet Inc.	Common and preferred stock 56,300 shares	1,629,885
Barrett Bill Corporation	Common and preferred stock 315,300 shares	1,617,489
Fulton Financial Corporation	Common and preferred stock 88,100 shares	1,576,990
YRC Worldwide Inc.	Common and preferred stock 107,500 shares	1,545,850
Mallinckrodt PLC	Common and preferred stock 67,500 shares	1,522,800

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Marathon Oil Corporation	Common and preferred stock 89,700 shares	1,518,621
Qorvo, Inc.	Common and preferred stock 22,305 shares	1,485,513
Weatherford International Ltd.	Common and preferred stock 350,600 shares	1,462,002
Cummins Inc.	Common and preferred stock 8,200 shares	1,448,448
Covanta Holding Corporation	Common and preferred stock 84,800 shares	1,433,120
Materion Corporation	Common and preferred stock 29,300 shares	1,423,980
Northfield Bancorp Inc.	Common and preferred stock 82,600 shares	1,410,808
Cypress Semiconductor Corporation	Common and preferred stock 92,360 shares	1,407,566
Banner Corporation	Common and preferred stock 25,300 shares	1,394,536
Santander Consumer USA Holdings, Inc.	Common and preferred stock 74,000 shares	1,377,880
LivaNova PLC	Common and preferred stock 17,005 shares	1,359,040
John B. Sanfilippo & Son, Inc.	Common and preferred stock 21,335 shares	1,349,439
Bunge Limited	Common and preferred stock 20,000 shares	1,341,600
Ladder Capital Corporation	Common and preferred stock 97,900 shares	1,334,377
News Corporation Class A	Common and preferred stock 80,400 shares	1,303,284
Superior Energy Services Inc.	Common and preferred stock 133,800 shares	1,288,494
MGIC Investment Corporation	Common and preferred stock 90,700 shares	1,279,777
ViaSat, Inc.	Common and preferred stock 17,070 shares	1,277,690
Snap-On Incorporated	Common and preferred stock 7,250 shares	1,263,675
MedEquities Realty Trust Inc.	Common and preferred stock 111,600 shares	1,252,152
Smart Sand Inc.	Common and preferred stock 142,300 shares	1,232,318
Deckers Outdoor Corporation	Common and preferred stock 15,160 shares	1,216,590
Texas Capital Bancshares, Inc.	Common and preferred stock 13,670 shares	1,215,263
Orion Marine Group, Inc.	Common and preferred stock 154,400 shares	1,208,952
Accuray Inc.	Common and preferred stock 278,200 shares	1,196,260
Cedar Realty Trust, Inc.	Common and preferred stock 196,200 shares	1,192,896
PH Glatfelter Company	Common and preferred stock 55,235 shares	1,184,238
Team Inc.	Common and preferred stock 77,000 shares	1,147,300
McDermott International Inc.	Common and preferred stock 172,500 shares	1,135,050
Ameris Bancorp	Common and preferred stock 23,400 shares	1,127,880
Magna International Inc.	Common and preferred stock 19,000 shares	1,076,730
Getty Realty Corporation	Common and preferred stock 38,300 shares	1,040,228
McDermott International, Inc.	Common and preferred stock 157,900 shares	1,038,982
Deltic Timber Corporation	Common and preferred stock 11,135 shares	1,019,409
Teradata Corporation	Common and preferred stock 26,500 shares	1,019,190
Microsemi Corporation	Common and preferred stock 19,345 shares	999,169
Tri Pointe Group Inc.	Common and preferred stock 55,400 shares	992,768
Acacia Communications Inc.	Common and preferred stock 27,100 shares	981,833
Apogee Enterprises, Inc.	Common and preferred stock 21,445 shares	980,680
Euronet Worldwide, Inc.	Common and preferred stock 11,310 shares	953,094
KEYW Holding Corporation	Common and preferred stock 161,000 shares	945,070
Matrix Service Company	Common and preferred stock 52,900 shares	941,620
Fluor Corporation	Common and preferred stock 18,200 shares	940,030
QAD Inc. Class A	Common and preferred stock 24,000 shares	932,400
Xi Group Ltd.	Common and preferred stock 26,290 shares	924,356
Haynes International Inc.	Common and preferred stock 28,700 shares	919,835
Discovery Communications, Inc. Series C	Common and preferred stock 42,100 shares	891,257
Generac Holdings Inc.	Common and preferred stock 17,900 shares	886,408
Adient PLC	Common and preferred stock 11,100 shares	873,570
VASCO Data Security International Inc.	Common and preferred stock 62,600 shares	870,140
Aerohive Networks Inc.	Common and preferred stock 145,600 shares	848,848

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Portland General Electric Company	Common and preferred stock 18,600 shares	847,788
Stealthgas Inc.	Common and preferred stock 190,500 shares	830,580
Essent Group Limited	Common and preferred stock 18,900 shares	820,638
Avis Budget Group Inc.	Common and preferred stock 18,600 shares	816,168
Kearny Financial Corporation	Common and preferred stock 56,400 shares	814,980
Regions Financial Corporation	Common and preferred stock 45,900 shares	793,152
Smart & Final Stores Inc.	Common and preferred stock 92,200 shares	788,310
Ooma Inc.	Common and preferred stock 65,900 shares	787,505
United Community Bank Blairsville Georgia	Common and preferred stock 27,800 shares	782,292
Chuy's Holdings Inc.	Common and preferred stock 27,800 shares	779,790
Hibbett Sports Inc.	Common and preferred stock 37,200 shares	758,880
ProPetro Holding Corporation	Common and preferred stock 37,200 shares	749,952
Trinity Biotech PLC	Common and preferred stock 142,000 shares	725,620
ALLETE Inc.	Common and preferred stock 9,600 shares	713,856
NorthWestern Corporation	Common and preferred stock 11,900 shares	710,430
The Hanover Insurance Group, Inc.	Common and preferred stock 6,500 shares	702,520
Veeco Instruments Inc.	Common and preferred stock 46,100 shares	684,585
Sanchez Energy Corporation	Common and preferred stock 128,700 shares	683,397
Celadon Group, Inc.	Common and preferred stock 106,500 shares	681,600
Fred's Inc. Class A	Common and preferred stock 165,125 shares	668,756
FirstCash Inc.	Common and preferred stock 9,900 shares	667,755
Hess Corporation LLC	Common and preferred stock 14,000 shares	664,580
Nomad Foods Limited	Common and preferred stock 39,300 shares	664,563
Ribbon Communications Inc.	Common and preferred stock 85,600 shares	661,688
Extraction Oil & Gas Inc.	Common and preferred stock 46,100 shares	659,691
Daseke Inc.	Common and preferred stock 46,000 shares	657,340
Investors Bancorp, Inc.	Common and preferred stock 46,000 shares	638,480
Resolute Energy Corporation	Common and preferred stock 20,200 shares	635,694
BMC Stock Holdings Inc.	Common and preferred stock 24,800 shares	627,440
BJ's Restaurants Inc.	Common and preferred stock 17,000 shares	618,800
Astronics Corporation	Common and preferred stock 14,515 shares	601,937
Allison Transmission Holdings, Inc.	Common and preferred stock 13,900 shares	598,673
Landec Corporation	Common and preferred stock 47,500 shares	598,500
Schweitzer-Mauduit International Inc.	Common and preferred stock 13,100 shares	594,216
El Paso Electric Company	Common and preferred stock 10,700 shares	592,245
Heritage Financial Corporation	Common and preferred stock 19,197 shares	591,268
Treehouse Foods, Inc.	Common and preferred stock 11,790 shares	583,133
The Chefs' Warehouse Holdings, Inc.	Common and preferred stock 28,300 shares	580,150
Century Communities, Inc.	Common and preferred stock 18,600 shares	578,460
Bemis Company Inc.	Common and preferred stock 12,040 shares	575,392
DSW Inc.	Common and preferred stock 26,700 shares	571,647
Carpenter Technology Corporation	Common and preferred stock 11,200 shares	571,088
Libbey, Inc.	Common and preferred stock 75,900 shares	570,768
PNM Resources, Inc.	Common and preferred stock 13,700 shares	554,165
Eclipse Resources Corporation	Common and preferred stock 227,100 shares	545,040
Carrols Restaurant Group Inc.	Common and preferred stock 44,800 shares	544,320
Alleghany Corporation	Common and preferred stock 900 shares	536,481
Commvault Systems Inc.	Common and preferred stock 10,200 shares	535,500
Del Taco Restaurants Inc.	Common and preferred stock 43,900 shares	532,068
Zimmer Biomet Holdings Inc	Common and preferred stock 4,400 shares	530,948
Pacific Ethanol, Inc.	Common and preferred stock 114,900 shares	522,795

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Seritage Growth Properties Class A	Common and preferred stock 12,700 shares	513,842
ICF International, Inc.	Common and preferred stock 9,770 shares	512,925
Astec Industries Inc.	Common and preferred stock 8,400 shares	491,400
DHT Holdings Inc.	Common and preferred stock 136,300 shares	489,317
Enstar Group Ltd.	Common and preferred stock 2,400 shares	481,800
Lumentum Holdings Inc.	Common and preferred stock 9,537 shares	466,359
Flotek Industries Inc.	Common and preferred stock 95,900 shares	446,894
Green Plains Inc.	Common and preferred stock 26,100 shares	439,785
Franks International NV	Common and preferred stock 65,300 shares	434,245
SunTrust Banks, Inc.	Common and preferred stock 6,500 shares	419,835
Foundation Building Materials Inc.	Common and preferred stock 28,300 shares	418,557
ARC Document Solutions Inc.	Common and preferred stock 136,300 shares	347,565
Fifth Third Bancorp	Common and preferred stock 9,900 shares	300,366
Invacare Corporation	Common and preferred stock 16,900 shares	284,765
Cadiz Inc.	Common and preferred stock 19,100 shares	272,175
Apache Corporation	Common and preferred stock 5,900 shares	249,098
Regis Corporation	Common and preferred stock 16,100 shares	247,296
LifePoint Hospitals, Inc.	Common and preferred stock 4,700 shares	234,060
Rent-A-Center, Inc.	Common and preferred stock 18,300 shares	203,130
Approach Resources Inc.	Common and preferred stock 67,200 shares	198,912
Sequential Brands Group, Inc.	Common and preferred stock 80,904 shares	144,009
Super Com Limited	Common and preferred stock 28,900 shares	112,999
Tetra Tech, Inc.	Rights/Warrants 71,750 shares	71,750
Destination XL Group, Inc.	Common and preferred stock 29,700 shares	65,340
Total Small-Mid Cap Value Asset Class			353,884,557

Notes Receivable from Participants	Interest Rate 4.25% - 10.50%	36,613,602
			36,613,602
Other:
BIF Money Fund*	Cash and cash equivalents 3,882,809 units	3,882,809
NT Collective Short Term Investment Fund*	Collective trust fund 246,576 units	246,576
Total Other			4,129,385

Grand Total			$5,073,652,123

* Indicates party-in-interest

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year) (continued)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
Year Ended December 31, 2017
Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions
Airxcel Inc. 8.5% Due 02/15/2022	Corporate Bond 70,000 units	$72,100
Amerigas Partners 5.75% Due 05/20/2027	Corporate Bond 100,000 units	100,500
Block Communications Inc. 6.875% Due 02/15/2025	Corporate Bond 165,000 units	174,504
Capital Funding Inc. 3.5% Due 12/01/2022	Corporate Bond 60,000 units	62,436
Chobani LLC 7.5% Due 04/15/2025	Corporate Bond 33,000 units	36,038
Continential Resources Inc. 4.5% Due 04/15/2023	Corporate Bond 60,000 units	58,762
Davita Inc. 5.125% Due 07/15/2024	Corporate Bond 35,000 units	35,703
Dish DBS Corporation 5.875% Due 07/15/2022	Corporate Bond 55,000 units	58,953
Dish DBS Corporation 5.875% Due 11/15/2024	Corporate Bond 135,000 units	144,113
Dish DBS Corporation 7.75% Due 07/01/2026	Corporate Bond 50,000 units	58,750
DS Services America Inc. 10% Due 09/01/2021	Corporate Bond 100,000 units	105,886
Energy Transfer Partners LP 4.2% Due 04/15/2027	Corporate Bond 16,000 units	15,977
Equinix Inc. 5.375% Due 05/15/2027	Corporate Bond 40,000 units	43,280
Flex Acquisition Company Inc. 6.875% Due 01/15/2025	Corporate Bond 55,000 units	55,688
General Motors Company 5% Due 04/01/2035	Corporate Bond 150,000 units	147,693
General Motors Company 5.4% Due 04/01/2048	Corporate Bond 20,000 units	20,631
Goldman Sachs Group Inc. Tranche # Tr 00590 Variable Rate Due 11/15/2018	Corporate Bond 400,000 units	404,236
Goodyear Tire & Rubber Company 4.875% Due 03/15/2027	Corporate Bond 25,000 units	24,938
Government of Japan 0% T-Bill Due 07/24/2017	Corporate Bond 330,000,000 units	2,970,297
Government of Japan T-Bill Due 10/16/2017	Corporate Bond 310,000,000 units	2,775,415
Great Plains 2.5% Due 03/09/2020	Corporate Bond 265,000 units	267,650
HCA Inc. 4.75% 05/01/2023	Corporate Bond 25,000 units	26,500
Hill-Rom Holdings Inc. 5.0% Due 02/15/2025	Corporate Bond 45,000 units	45,225
HIS Markit Limited 4.75% Due 02/15/2025	Corporate Bond 85,000 units	87,604
Hospitality Properties Trust 4.5% Due 06/15/2023	Corporate Bond 16,000 units	16,842
Hospitality Properties Trust 4.65% Due 03/15/2024	Corporate Bond 16,000 units	16,768
Hospitality Properties Trust 4.95% Due 02/15/2027	Corporate Bond 9,000 units	9,457
Iasis Capital LLC/ Iasis Capital Corporation 8.375% Due 05/15/2019	Corporate Bond 70,000 units	68,425
Ingles Markets Inc. 5.75% Due 06/15/2023	Corporate Bond 85,000 units	87,763
Jacobs Entertainment Inc. 7.875% Due 02/01/2024	Corporate Bond 111,000 units	114,053
Koppers Inc. 6.0% Due 02/15/2025	Corporate Bond 55,000 units	57,200
Lamb Weston Holdings 4.625% Due 11/01/2024	Corporate Bond 65,000 units	66,814
Lear Corporation 3.8% Due 09/15/2027	Corporate Bond 13,000 units	13,051
Lundin Mining Corporation 7.875% Due 11/01/2022	Corporate Bond 55,000 units	60,225
Mercer International Inc. 6.5% Due 02/01/2024	Corporate Bond 140,000 units	142,800
Nova Chemicals Corporation 144A 5% Due 05/01/2025	Corporate Bond 55,000 units	55,688
Oracle Corporation 3.25% 11/15/2027	Corporate Bond 120,000 units	121,670
Park Aerospace Holdings 5.25% Due 08/15/2022	Corporate Bond 55,000 units	57,338
Parsley Energy LLC 5.25% Due 08/15/2025	Corporate Bond 80,000 units	80,800
Pilgrims Pride 5.75% Due 03/15/2025	Corporate Bond 31,000 units	32,860

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year) (continued)

QEP Resources Inc. 5.25% Due 05/01/2023	Corporate Bond 13,000 units	12,724
SLM Student Loan Trust Floating Rate 2.0352% Due 01/25/2044	Corporate Bond 339,973 units	319,575
Symantec Corporation 5.0% Due 04/15/2025	Corporate Bond 65,000 units	66,715
Tenet Healthcare 4.375% Due 10/01/2021	Corporate Bond 14,000 units	14,403
Terex Corporation 144A 5.625% Due 02/01/2025	Corporate Bond 75,000 units	76,969
The Nielsen Company 5.0% Due 02/01/2025	Corporate Bond 110,000 units	110,550
T-Mobile Usa Inc. 6.633% Due 04/28/2021	Corporate Bond 65,000 units	67,480
Vector Group Limited 6.125% Due 02/01/2025	Corporate Bond 60,000 units	61,800
Ventas Realty Limited 3.1% Due 01/15/2023	Corporate Bond 60,000 units	60,227
Westpac Banking Corporation 2.8% Due 01/11/2022	Corporate Bond 130,000 units	132,336
Westpac Banking Corporation 3.35% Due 03/08/2027	Corporate Bond 75,000 units	76,205
Participant Directed Brokerage Accounts	Various Investments	122,558

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
As of December 31, 2017
Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations
in Default or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$183,033	$3	Corporate bonds 310,000 units due 2/28/2020	$—	$—

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 18, 2018	By:	/s/ DAVID W. MELINE
David W. Meline
Executive Vice President and
Chief Financial Officer
Amgen Inc.

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1